Exhibit 2.2

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT (USVI)

BETWEEN

THE BANK OF NOVA SCOTIA

AND

ORIENTAL BANK

AND

SOLELY FOR THE PURPOSES SET FORTH HEREIN

OFG BANCORP

JUNE 26, 2019

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1	Definitions	1
Section 1.2	Other Defined Terms	11
Section 1.3	Interpretation	11

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1	Sale and Purchase of Purchased Assets	11
Section 2.2	Assumption of Liabilities	12

ARTICLE III

PURCHASE PRICE; CLOSING STATEMENT; CLOSING PAYMENT; ADJUSTMENTS

Section 3.1	Purchase Price	12
Section 3.2	Estimated Closing Statement; Payment of Estimated Purchase Price	13
Section 3.3	Final Closing Statement, Allocation of Fees and Expenses, and Post-Closing Adjustment	13
Section 3.4	Allocation of Purchase Price	16
Section 3.5	Withholding	17
Section 3.6	Updated Schedules	17
Section 3.7	Delivery of Books and Records and Other Information	18

ARTICLE IV

THE CLOSING

Section 4.1	Closing Time and Place	19

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1	Representations and Warranties of Seller	20
Section 5.2	Representations and Warranties of Purchaser	32
Section 5.3	No Other Representations or Warranties	35

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ARTICLE IX

CLOSING CONDITIONS

Section 9.1	Conditions to Each Party’s Obligations under this USVI Purchase Agreement	52
Section 9.2	Conditions to Obligation of Seller	53
Section 9.3	Conditions to Obligation of Purchaser	54

ARTICLE X

TERMINATION

Section 10.1	Termination	55
Section 10.2	Effect of Termination	56

ARTICLE XI

MISCELLANEOUS

Section 11.1	Exclusive Remedy	56
Section 11.2	Miscellaneous	57
Section 11.3	SPA Closing	57

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SCHEDULES AND EXHIBITS

Schedules

Purchaser Disclosure Schedules

Seller Disclosure Schedules

Assumed Contracts Schedule

Assumed Deposits Schedule

Assumed Letters of Credit Schedule

ATM Real Property Leases Schedule

Branch Employees Schedule

Employee Plans Schedule

Owned Real Property Schedule

Requisite USVI Regulatory Approvals Schedule

Purchased ATMs Schedule

Purchased Credit Card Accounts and Receivables Schedule

Purchased Loans Schedule

Sample Closing Statement Schedule

Exhibits

Exhibit 4.1(b)(2)	Form of Bill of Sale and Assignment and Assumption Agreement

-iv-

SALE AND PURCHASE AGREEMENT (USVI), dated June 26, 2019, between The Bank of Nova Scotia, a Schedule I bank existing under the laws of Canada (“Seller”), and Oriental Bank, a bank chartered under the laws of Puerto Rico (“Purchaser”) and, solely for the purposes expressly provided in this USVI Purchase Agreement, OFG Bancorp, a corporation incorporated under the laws of Puerto Rico (“Parent”).

RECITALS

A. Concurrently with the execution of this USVI Purchase Agreement (as defined below), (1) Seller, Purchaser and Parent have entered into the SPA (as defined below); and (2) Seller, Purchaser and Parent have entered into the PR Purchase Agreement (as defined below).

B. Seller desires to sell, and Purchaser desires to acquire, the Purchased Assets (as defined below) subject to the terms and conditions of this USVI Purchase Agreement; and

C. Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, the Assumed Liabilities (as defined below) subject to the terms and conditions of this USVI Purchase Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. This USVI Purchase Agreement uses the following definitions:

“Accounting Firm” has the meaning specified in Section 3.3(c).

“Accrued Interest and Fees” means (1) with respect to the Assumed Deposits, the interest, fees and other charges (whether billed or unbilled) that have been accrued but not yet posted to the Assumed Deposits; and (2) with respect to the Purchased Loans, Assumed Letters of Credit, Purchased Overdrafts and Purchased Credit Card Accounts and Receivables, the interest, fees and other charges (whether billed or unbilled) that have been accrued but not yet paid, credited or charged to the Purchased Loans, Assumed Letters of Credit, Purchased Overdrafts and Purchased Credit Card Accounts and Receivables, as applicable, and, in the case of each of the foregoing items described in clauses (1) and (2), as calculated by Seller on its systems of record maintained in the ordinary course of business consistent with past practice and in accordance with the terms of the applicable Purchased Asset or Assumed Liability.

“Acquired Business” has the meaning specified in Section 6.8(b).

“Alien Employees” has the meaning specified in Section 7.1(k).

“Assignment of Mortgage” has the meaning specified in Section 6.16.

“Assumed Contracts” means (1) the account agreements and other instruments governing the Assumed Deposits and the Purchased Loans; (2) the account agreements governing the Purchased Credit Card Accounts and Receivables; (3) the Safe Deposit Agreements and (4) the other Contracts listed on the Assumed Contracts Schedule (as updated pursuant to Section 3.6).

“Assumed Deposits” means the deposits that are booked by Seller at the Branches in the ordinary course of business consistent with past practice, in each case, as set forth in the Assumed Deposits Schedule (as updated pursuant to Section 3.6).

“Assumed Letters of Credit” means the letters of credit, including any standby letter of credit, issued by Seller or any of its Affiliates (other than any Bank Entity) for the account of a Branch Customer, in each case, as set forth in the Assumed Letters of Credit Schedule (as updated pursuant to Section 3.6).

“Assumed Liabilities” means each of the following liabilities: (1) the Assumed Deposits (including any Accrued Interest and Fees with respect thereto); (2) all liabilities and obligations under, and the obligation to perform at and after the USVI Effective Time, the Assumed Contracts, the Assumed Letters of Credit and the ATM Real Property Leases; (3) all liabilities and obligations in respect of Purchaser’s or its Affiliates’ employment of the Transferred Branch Employees or the termination of any Transferred Branch Employee’s employment with Purchaser or any of its Affiliates, in each case, following the USVI Effective Time; (4) the liabilities and obligations expressly assumed by Purchaser under Section 7.1(b) (relating to accrued paid time off) and Section 7.1(d) (relating to severance in the event Purchaser fails to make a Comparable Job Offer); and (5) all other liabilities and obligations of every kind to the extent relating to or arising from (A) the foregoing liabilities and obligations to be assumed or performed by Purchaser at or after the USVI Effective Time or (B) Purchaser’s operation of the Branches or administration of the Purchased Assets or Assumed Liabilities following the USVI Effective Time, in each case of clauses (1)-(5), other than the Excluded Liabilities, provided, however, that Assumed Liabilities shall not include any Tax liabilities with respect to Pre-Closing Periods.

“ATM” means an automated teller machine.

“ATM Real Property Leases” means the leases, subleases, licenses or other contracts pursuant to which Seller or any of its Affiliates (other than any Bank Entity) leases real property on which ATMs are located, in connection with the Branches, a list of which is set forth on the ATM Real Property Leases Schedule.

“Authorization” means: (1) any consent required to (i) assign, novate or sell or permit assignment, novation or sale to Purchaser of any Assumed Contract or Purchased Asset as contemplated by Section 2.1; or (ii) cause Purchaser to assume the Assumed Liabilities as contemplated by Section 2.2; and (2) any authorization for the assignment, novation, sale or transfer of any Assumed Contract or Purchased Asset under applicable Law, the relevant contract or otherwise that does not involve a consent described in clause (1) above.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning specified in Section 4.1(b)(2).

“Books and Records” means, other than the Loan Documents, the books and records of Seller relating primarily to the Business, the Branches, the Purchased Assets or the Assumed Liabilities, including, as applicable, all (1) segregated books of account, financial and Tax (including Tax Returns) records; (2) equipment logs, operating guides and manuals and all other documents, files, correspondence and other information; and (3) with respect to each Branch Employee, name, job title, annual salary, hourly rate (if applicable) benefit plan enrollment (other than medical and dental plan enrollment to the extent Seller is prohibited from providing such information under applicable Law), start date, regularly scheduled hours, regular work week, work address and work phone.

“Branch Customers” means, individually and collectively, (1) the Persons named as the owners of the deposit accounts relating to the Assumed Deposits, (2) the obligors under the Purchased Loans and (3) the Persons named as the account holders under the Purchased Credit Card Accounts and Receivables.

“Branch Employees” means the persons employed by Seller or any Affiliate of Seller (other than any Bank Entity), who provide services primarily in connection with the Business (including any who are absent from work on account of vacation, jury duty, funeral leave, personal day, sickness, short- or long-term disability, workers compensation leave, military leave, leave under the Family Medical Leave Act or other approved leave of absence), and who are listed on the Branch Employees Schedule.

“Branches” means the branch offices of Seller in the USVIs located at the following locations: (1) 214C Altona and Welgunst, Charlotte Amalie, VI 00802 and (2) 4500 Estate Diamond Christiansted, VI 00820.

“Business” means the business conducted at or out of the Branches, including banking, deposit-taking, and lending activities.

“Cash on Hand” means all U.S. and non-U.S. (with non-U.S. cash being valued on a U.S.-dollar equivalent basis based on the applicable exchange rate as of the USVI Effective Time) cash on hand at the Branches or in the Purchased ATMs as of the close of business on the day immediately preceding the USVI Closing Date, including vault cash, petty cash, tellers’ cash, prepaid postage and cash equivalents (exclusive of the contents of any safe deposit boxes) located at the Branches or in the Purchased ATMs, as determined by a cash count to be mutually conducted by Seller and Purchaser.

“Closing Payment” has the meaning specified in Section 3.2(b).

“Comparable Job Offer” has the meaning specified in Section 7.1(a).

“Competitive Business” has the meaning specified in Section 6.8(b).

“Dispute Notice” has the meaning specified in Section 3.3(c).

“Disputed Items” has the meaning specified in Section 3.3(c).

“Draft Allocation Statement” has the meaning specified in Section 3.4(a).

“Employee Plan” has the meaning specified in Section 5.1(r)(2).

“Environment” means any soil, surface waters, wetlands, groundwaters, sediments, surface or subsurface strata, ambient air and any other environmental medium.

“Estimated Closing Statement” has the meaning specified in Section 3.2(a).

“Estimated Purchase Price” has the meaning specified in Section 3.2(a).

“Excluded Assets” means all assets, rights, contracts and claims of Seller and its Affiliates that are not Purchased Assets, including, for the avoidance of doubt, (1) all real property or real property interests of Seller and its Affiliates, other than the Owned Real Property and the ATM Real Property Leases; (2) any Intellectual Property of Seller and its Affiliates, including all right, title and interest in and to all proprietary or licensed software, systems or programs or computer software agreements of Seller and its Affiliates and any rights (owned, licensed or otherwise) to any Seller Marks and any other Trademarks of Seller or its Affiliates but excluding the Purchased IT and Intellectual Property licensed pursuant to any Assumed Contracts; (3) all assets related to the Employee Plans; (4) all claims or rights of Seller or its Affiliates to Tax refunds, credits, overpayments, prepayments and benefits (including interest) for any Pre-Closing Period; and (5) all insurance policies of Seller and its Affiliates and claims accrued thereunder.

“Excluded Books and Records” means (1) any Books and Records that cannot be transferred under applicable Law; (2) Tax Returns of Seller (except to the extent related solely to the Business, the Purchased Assets or the Assumed Liabilities (on a standalone basis)); (3) corporate minute books of Seller or any of its Affiliates; (4) records of Seller or its Affiliates (other than the Bank Entities) such as Seller customer lists (other than Branch Customer lists) or other information regarding Seller’s broader regional or global operations and (5) any books, records, or other data that are not otherwise included in the definition of Books and Records.

“Excluded Liabilities” has the meaning specified in Section 2.2(b).

“Final Allocation Statement” has the meaning specified in Section 3.4(a).

“Final Closing Statement” has the meaning specified in Section 3.3(a).

“Final Purchase Price” has the meaning specified in Section 3.3(a).

“Final Schedules” has the meaning specified in Section 3.6(b).

“FIRPTA Withholding Certificate” has the meaning specified in Section 3.5(a).

“Form of Allocation Statement” has the meaning specified in Section 3.4(a).

“Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste as defined under any Environmental Law, including any petroleum product, asbestos-containing material, polychlorinated biphenyl or radon.

“Hire Date” has the meaning specified in Section 7.1(a).

“Inactive Branch Employee” has the meaning specified in Section 7.1(a).

“Loan Documents” means Seller’s loan file for, and all other documents maintained by or on behalf of Seller in respect of, the Purchased Loans, the Purchased Credit Card Accounts and Receivables and the Assumed Letters of Credit, including each of the following, as applicable to any individual Purchased Loan, Purchased Credit Card Account and Receivables or Assumed Letters of Credit: (1) Contracts evidencing or entered into in connection with the Purchased Loans, the Purchased Credit Card Accounts and Receivables or the Assumed Letters of Credit, including commitment letters, loan agreements, participation agreements, guarantees, sureties, reimbursement agreements, pledge agreements, intercreditor agreements, security and collateral agreements, mortgages and deeds of trust; (2) all original promissory notes (or a “lost note affidavit and indemnity” executed by Seller); (3) all loan applications, appraisals, credit reports, disclosures, certificates, titles to collateral (titles to cars, boats, etc.) and other documents evidencing interests in collateral securing any Purchased Loan (e.g., original stock certificates); (4) all verifications (including employment verification, deposit verification, etc.); (5) financial statements of borrowers and guarantors, other financial information, Tax returns, insurance information, credit approval memoranda, taxpayer identification number certifications and records relating thereto; (6) title insurance policies with respect to Purchased Loans secured by real property; (7) foreclosure documents in respect of any “other real estate owned” and (8) all modifications, waivers and consents relating to any of the foregoing.

“Multiemployer Plan” has the meaning specified in Section 5.1(r)(5).

“Net Book Value” means (1) in the case of the Purchased Loans, (A) the gross book value of the Purchased Loans as of the close of business on the day immediately preceding the USVI Closing Date minus (B) the greater of (x) $6,700,000.00 or (y) the amount of any associated allowance, reserve or other contra-asset account as of the close of business on the day immediately preceding the USVI Closing Date; provided that the amount set forth in clause (x) shall be reduced by the total amount of any reserves or contra-asset account in respect of Purchased Loans that are sold, charged off in full or otherwise removed from the portfolio of loans comprising the Purchased Loans; (2) in the case of any other Purchased Assets, the book value of such Purchased Assets as of the close of business on the day immediately preceding the USVI Closing Date net of any associated allowance, reserve or other contra-asset account as of the close of business on the day immediately preceding the USVI Closing Date and (3) in the case of any Assumed Liabilities, the book value of such Assumed Liabilities as of the close of business on the day immediately preceding the USVI Closing Date, in the case of clauses (1) through (3), subject to the following sentence, as reflected in Seller’s systems of record maintained in the ordinary course of business consistent with past practice. Net Book Value, and each component thereof, will be calculated in accordance with the sample calculation included in the Sample Closing Statement Schedule (including using the same methodologies and procedures that are described in the Sample Closing Statement Schedule and used in the calculations set forth in therein).

“New Plan” has the meaning specified in Section 7.1(f).

“Old Plan” has the meaning specified in Section 7.1(f).

“Other Assets” has the meaning specified in the definition of “Purchased Assets”.

“Owned Real Property” means the real property listed on the Owned Real Property Schedule and related improvements and fixtures (including, without duplication of any Purchased ATMs, any ATMs located on such real property), together with all real property rights, benefits and appurtenances pertaining thereto.

“Parent” has the meaning specified in the Preamble.

“Permits” has the meaning specified in Section 5.1(e).

“Permitted Liens” means (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business; (b) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which reserves have been established on the financial statements related to the Business, the Branches, the Purchased Assets or the Assumed Liabilities to the extent required under GAAP; (c) non-exclusive licenses or similar rights with respect to Intellectual Property incurred in the ordinary course of business; and (d) gaps in the chain of title with respect to Owned Real Property that are readily apparent from the records of the applicable Governmental Authority registries.

“Permitted Objection” has the meaning specified in Section 3.3(c).

“Personal Data” means information held by or on behalf of Seller in connection with the Purchased IT that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, biometric identifiers, geolocation or any other piece of information, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and that is regulated by such Law.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the USVI Closing Date.

“PR Purchase Agreement” means the Sale and Purchase Agreement (PR), dated the date hereof, between Seller and Purchaser and, solely for the purposes expressly provided therein, Parent, including the Schedules and Exhibits thereto, as may be amended or restated from time to time.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the USVI Closing Date.

“Pre-Closing Taxes” means (1) Taxes of Seller or the Branches for any Pre-Closing Period, including Taxes allocable to the pre-Closing portion of any Straddle Period pursuant to Section 8.7, (2) Transfer Taxes allocated to the Seller pursuant to Section 8.3, (3) any Taxes imposed as a result of any action taken pursuant to Section 6.12 and (4) withholding Taxes imposed under Section 1445 of the Code or analogous provision of United States Virgin Islands Tax Law on the purchase of real property interests (including the Owned Real Property) hereunder.

“Prepaid Charges” means all prepaid charges and fees of Seller and its Affiliates to the extent arising in the Branches or otherwise relating to the Business and existing as of the USVI Effective Time.

“Previously Disclosed” means, in response or as an exception to any particular representation, warranty or covenant set forth in this USVI Purchase Agreement, information set forth in the corresponding Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be; it being understood that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, as an exception to a representation or warranty shall not be deemed an admission by Seller or Purchaser, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, (c) disclosure in any Section of the Seller Disclosure Schedules or Purchaser Disclosure Schedules, as applicable, as an exception to, or in response to, any representation or warranty will be deemed to be a disclosure with respect to any other representation, warranty or covenant in this USVI Purchase Agreement to the extent that the relevance of such disclosure is reasonably apparent from the face of such disclosure, (d) no reference to or disclosure of any item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules, as applicable, shall be construed as an admission that such item was required to be referenced or disclosed or is material, (e) no reference to a possible breach of contract or applicable Law shall be deemed an admission that any such breach exists or actually occurred and (f) no Person may rely on the Seller Disclosure Schedules other than Purchaser and Parent and no Person may rely on the Purchaser Disclosure Schedules other than Seller.

“Prorated Items” has the meaning specified in Section 3.3(b).

“PR Closing” means the closing of the sale and purchase of the Purchased Assets (as defined in the PR Purchase Agreement) and the assumption of the Assumed Liabilities (as defined in the PR Purchase Agreement) pursuant to the PR Purchase Agreement.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” means all right, title, interest and obligations of Seller and its Affiliates (other than the Bank Entities) in, to, and under the following assets: (1) the Purchased Loans; (2) the Assumed Contracts (including any accounts receivable owing by third parties related thereto); (3) the Assumed Letters of Credit; (4) Transferred Business Relationship Information; (5) the Loan Documents; (6) the Purchased IT; (7) the ATM Real Property Leases; (8) the Purchased ATMs; (9) the Owned Real Property; (10) the Purchased Personal Property; (11) the Purchased Credit Card Accounts and Receivables; (12) the Purchased Overdrafts; (13) the Prepaid Charges; (14) Cash on Hand; (15) the Books and Records (other than any Excluded Books and Records) and (16) all other assets used exclusively in connection with, or exclusively related to, the Business (this clause (16), “Other Assets”).

“Purchased ATMs” means the ATM units that are owned by Seller or its subsidiaries in connection with the Business, a list of which, as of the date hereof, is set forth on the Purchased ATMs Schedule.

“Purchased Credit Card Accounts and Receivables” means the accounts and Receivables related to the general purpose credit cards issued by Seller or an Affiliate of Seller to Branch Customers, including those accounts and Receivables that are listed on the Purchased Credit Card Accounts and Receivables Schedule (as updated pursuant to Section 3.6), together with Accrued Interest and Fees with respect thereto.

“Purchased IT” means the computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology-related assets, and all associated documentation located at the Branches or otherwise used exclusively at the Branches; provided that, for the avoidance of doubt, Purchased IT shall not include any proprietary or global software, applications, programs or systems of Seller or any of its Affiliates.

“Purchased Loans” means (1) the loans made or purchased by Seller or its Affiliates (other than any Bank Entity) that are (x) (A) booked as of the date hereof or (B) booked after the date hereof in the ordinary course of business consistent with past practice, in each case at the Branches, and (y) listed on the Purchased Loans Schedule (as updated pursuant to Section 3.6), (2) all right, title, interest and obligations of Seller and its Affiliates (other than any Bank Entity) in, to, and under all security interests, mortgages or credit support in respect of any loan contemplated by clause (1) and (3) all Accrued Interest and Fees with respect to any loan contemplated by clause (1).

“Purchased Overdrafts” means overdrafts (whether specifically extended or courtesy) of the book balance of any Assumed Deposits, together with Accrued Interest and Fees with respect thereto.

“Purchased Personal Property” means the furniture, equipment, materials and supplies owned or purported to be owned by Seller or any of its Affiliates (other than any Bank Entity) as of the USVI Effective Time and located at the Branches.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser 401(k) Plan” has the meaning specified in Section 7.1(h).

“Purchaser Disclosure Schedules” means the schedules delivered by Purchaser to Seller in accordance with the terms and conditions of this USVI Purchase Agreement on or prior to the date of this USVI Purchase Agreement.

“Receivables” means any amount posted as owing by an obligor under any credit card account, including any amounts owing for the payment of goods and services, cash advances, cash advance fees, access check fees, annual card membership fees, accrued interest and any other fee, expense or charge of every nature, kind and description whatsoever, less any amount owed by Seller or any of its Affiliates to the obligor as a credit balance, but only to the extent that such amounts owed by the obligor are owned by Seller or its Affiliates.

“Release” shall mean any release, migration, seepage, discharge, or disposal into the Environment, including as any of the foregoing may be defined in or pursuant to any Environmental Laws.

“Requisite USVI Regulatory Approvals” means the regulatory notices and approvals listed on the Requisite USVI Regulatory Approvals Schedule.

“Restricted Activities” has the meaning specified in Section 6.8(b).

“Restricted Period” has the meaning specified in Section 6.8(b).

“Restrictive Covenants” has the meaning specified in Section 8.4(a).

“Review Period” has the meaning specified in Section 3.3(c).

“Safe Deposit Agreements” means all safe deposit Contracts and leases for safe deposit boxes located at the Branches.

“Seller” has the meaning specified in the Preamble.

“Seller 401(k) Plan” means any Employee Plan of Seller that is a tax-qualified defined contribution retirement plan within the meaning of Section 401(k) of the Code.

“Seller Disclosure Schedules” means the schedules delivered by Seller to Purchaser in accordance with the terms and conditions of this USVI Purchase Agreement on or prior to the date of this USVI Purchase Agreement.

“SPA” means the Stock Purchase Agreement, dated the date hereof, between Seller and Purchaser and, solely for the purposes expressly provided therein, Parent, including the Schedules and Exhibits thereto, as may be amended or restated from time to time.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction or collection or management functions with respect to any Tax (including the Canada Revenue Agency).

“Transferred Branch Employees” has the meaning specified in Section 7.1(a).

“Transferred Business Relationship Information” means, with respect to the Purchased Assets or the Assumed Liabilities, and to the extent held or controlled by or on behalf of Seller or any of Seller’s Affiliates, (1) all applicable customer identifying information with respect to each Branch Customer, (2) all account information and transaction information relating to the Purchased Assets and Assumed Liabilities and (3) all account signature cards.

“Unreplaced Letter of Credit” has the meaning specified in Section 6.14(b).

“USVI Closing” means the consummation of the (1) transfer of the Branches and the Purchased Assets, (2) assumption of the Assumed Liabilities and (3) payment of the Closing Payment, in each case, as contemplated by this USVI Purchase Agreement.

“USVI Closing Date” means the date on which the USVI Closing under this USVI Purchase Agreement takes place.

“USVI Effective Time” means 12:01 AM New York time on the USVI Closing Date.

“USVI Outside Date” has the meaning specified in Section 10.1(c).

“USVI Purchase Agreement” means this Sale and Purchase Agreement (USVI), including the Schedules and Exhibits hereto, as may be amended or restated from time to time.

Section 1.2 Other Defined Terms. Capitalized terms used but not otherwise defined herein are defined in the SPA and incorporated herein by reference.

Section 1.3 Interpretation. Section 1.02 of the SPA is incorporated herein by reference mutatis mutandis.

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1 Sale and Purchase of Purchased Assets.

(a) At the USVI Closing and effective as of the USVI Effective Time, subject to the terms and conditions set forth in this USVI Purchase Agreement, Seller will sell, assign, transfer, convey and deliver, or cause one or more of its Affiliates to sell, assign, transfer, convey and deliver, to Purchaser, and Purchaser will purchase, acquire and accept from Seller or its applicable Affiliates, all right, title, interest and obligations of Seller or its applicable Affiliates in, to, and under the Purchased Assets, free and clear of all Liens, other than Permitted Liens, any Liens on “other real estate owned” or any Liens that have been Previously Disclosed.

(b) Notwithstanding anything to the contrary in Section 2.1(a), Purchaser will not purchase, assume or otherwise acquire, and Seller and its Affiliates (other than any Bank Entity) will retain all the rights, title and interest in and to, the Excluded Assets.

(c) Each of Purchaser and Seller understands and agrees that (i) Purchaser is purchasing hereunder only the Purchased Assets (and assuming hereunder only the Assumed Liabilities) specified in this USVI Purchase Agreement and (ii) without limiting Section 6.8 of this USVI Purchase Agreement and Section 4.08(c) of the SPA, Purchaser has no interest in any other relationship which Seller or any of its Affiliates (other than the Bank Entities) has or may have with any Branch Customer or any other customer of Seller or any of its Affiliates (other than the Bank Entities). Subject to Section 4.18 of the SPA, each of Purchaser and Seller further understands and agrees that Seller and its Affiliates are retaining any and all indemnification or reimbursement rights which any of them has with respect to the Purchased Assets and the Assumed Liabilities to the extent that such rights or claims relate to the operation of the Branches prior to, the USVI Closing Date, unless such rights or claims are Purchased Assets or Assumed Liabilities.

Section 2.2 Assumption of Liabilities.

(a) At the USVI Closing and effective as of the USVI Effective Time, subject to the terms and conditions set forth in this USVI Purchase Agreement, Seller will assign, and Purchaser will assume and will, as they become due, pay, perform and discharge the Assumed Liabilities. Purchaser’s obligations under this Section 2.2(a) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant of this USVI Purchase Agreement or any right or alleged right to indemnification under this USVI Purchase Agreement.

(b) Notwithstanding anything to the contrary set forth in this USVI Purchase Agreement, other than the Assumed Liabilities, neither Purchaser nor any of its Affiliates will assume any liability or obligation of Seller or any of its Affiliates under this USVI Purchase Agreement, and Seller and its Affiliates shall retain all of its and their other liabilities and obligations that are not Assumed Liabilities, including those arising (whether before or after the USVI Effective Time) from (i) the operation of the Business, the operation of the Branches, the administration of the Purchased Assets or the administration of the Assumed Liabilities, in each case of the foregoing, during the period prior to the USVI Effective Time, including as a result of any act or omission by Seller and its Affiliates prior to the USVI Effective Time; (ii) Pre-Closing Taxes; (iii) (A) any Employee Plan or (B) any liability or obligation expressly retained by Seller under this USVI Purchase Agreement (including under Section 7.1(e)) and (iv) the Excluded Assets (collectively, the “Excluded Liabilities”); provided, however, that “Excluded Liabilities” will not include any liabilities or obligations to the extent arising from Purchaser’s operation of the Business, operation of the Branches, administration of the Purchased Assets or administration of the Assumed Liabilities, in each case of the foregoing, during the period following the USVI Effective Time notwithstanding that such liability or obligation arising following the USVI Effective Time may have resulted from business practices or conduct that is consistent with the business practices or conduct of Seller or any of its Affiliates with respect to the operation of the Business, the operation of the Branches, the administration of the Purchased Assets or the administration of the Assumed Liabilities, in each case of the foregoing, prior to the USVI Effective Time, in which case Seller shall be liable in respect of such matter only up to the USVI Effective Time.

ARTICLE III

PURCHASE PRICE; CLOSING STATEMENT; CLOSING PAYMENT; ADJUSTMENTS

Section 3.1 Purchase Price. On the terms and subject to the conditions set forth in this USVI Purchase Agreement, in consideration of the sale and the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, Purchaser will, in accordance with Sections 3.2(b) and 3.3, pay to Seller in the manner provided herein an amount equal to the sum of the following (the “Purchase Price”): (a) $10,000,000; plus (b) the aggregate face amount of Cash on Hand; plus (c) the sum of the aggregate Net Book Values, as of the USVI Effective Time, of each of the following: the Owned Real Property, Purchased Personal Property, the Purchased IT, the Purchased ATMs, the Purchased Loans (including Accrued Interest and Fees), the Assumed Letters of Credit (including Accrued Interest and Fees), the Purchased Overdrafts (including Accrued Interest and Fees), the Purchased Credit Card Accounts and Receivables (including Accrued Interest and Fees) and the Prepaid Charges, plus (d) the fair market value, as mutually agreed to by Purchaser and Seller in good faith, of any Other Assets that Purchaser elects to include as Purchased Assets in accordance with Section 6.17(1).

Section 3.2 Estimated Closing Statement; Payment of Estimated Purchase Price.

(a) Not fewer than three (3) Business Days prior to the USVI Closing Date, Seller shall deliver to Purchaser a statement substantially in the form included in the Sample Closing Statement Schedule, and prepared in accordance with the sample calculation included in the Sample Closing Statement Schedule (including using the same methodologies and procedures used in the calculations set forth in the Sample Closing Statement Schedule) (the “Estimated Closing Statement”) showing the calculation of (1) Seller’s good faith estimate of the Purchase Price as of the most recent available month end prior to the USVI Closing Date (such amount, the “Estimated Purchase Price”), (2) the aggregate Net Book Value of the Assumed Liabilities as of the most recent available month end prior to the USVI Closing Date and (3) the resulting calculation of the Closing Payment (as defined below), in each case accompanied by reasonably detailed calculations thereof and reasonable supporting documentation.

(b) At the USVI Closing, Seller will pay, or cause to be paid to Purchaser, an amount (the “Closing Payment”) equal to the aggregate Net Book Value of the Assumed Liabilities (including any Accrued Interest and Fees) minus the Estimated Purchase Price, by electronic wire transfer of immediately available funds to an account or accounts designated by Purchaser; provided, however, that if the Closing Payment is a negative number, then Purchaser will pay, or cause to be paid to Seller, the absolute value of the Closing Payment, by electronic wire transfer of immediately available funds to an account or accounts designated by Seller.

Section 3.3 Final Closing Statement, Allocation of Fees and Expenses, and Post-Closing Adjustment.

(a) As soon as reasonably practicable, but in no event more than sixty (60) days following the USVI Closing Date, Purchaser shall deliver to Seller a statement substantially in the form included in the Sample Closing Statement Schedule, calculated as of the USVI Effective Time, and prepared in accordance with the sample calculation included in the Sample Closing Statement Schedule (including using the same methodologies and procedures described in the Sample Closing Statement Schedule and used in the calculations set forth in the Sample Closing Statement Schedule), showing the calculation of (1) the Purchase Price as of the USVI Effective Time (such amount, the “Final Purchase Price”), (2) the aggregate Net Book Value of the Assumed Liabilities as of the USVI Effective Time and (3) the resulting Closing Payment as of the USVI Effective Time, and the allocation of any amounts in accordance with Section 3.3(b) (the “Final Closing Statement”), in each case accompanied by reasonably detailed calculations thereof and reasonable supporting documentation. In connection with Purchaser’s preparation of the Final Closing Statement but subject to the last sentence of this Section 3.3(a), Seller shall, and shall cause its Affiliates to, afford Purchaser, Purchaser’s Affiliates and Purchaser’s Representatives reasonable access to all books, records, work papers, documentation and supporting data, used in connection with, and to any employees and accountants of Seller or any of its Affiliates involved in, the preparation of the Estimated Closing Statement. During the Review Period (as defined below), in connection with Seller’s review of the Final Closing Statement, but subject to the last sentence of this Section 3.3(a), Purchaser shall, and shall causes its Affiliates to, afford Seller, Seller’s Affiliates and Seller’s Representatives reasonable access to all books, records, work papers, employees and accountants involved in, the preparation of the Final Closing Statement. Notwithstanding the foregoing, (i) any information provided pursuant to this Section 3.3(a) shall be subject to Section 6.6 and (ii) nothing set forth in this Section 3.3(a) or Section 3.3(c) shall require Seller, Purchaser or any of their respective Affiliates or Representatives to disclose to any Person, including the Accounting Firm (as defined below), (x) any information if providing such information could reasonably be expected to jeopardize any attorney-client privilege or would violate applicable Law or (y) any work papers of its auditors unless and until the Person receiving such information has signed a customary confidentiality and hold harmless agreement relating to such work papers in form and substance reasonably acceptable to such auditors.

(b) Except as otherwise provided in this USVI Purchase Agreement, all items of income, operating expenses, prepayments and fees relating to the Purchased Assets and the Assumed Liabilities, whether accrued or prepaid on or prior to the USVI Closing Date (including wages, salaries, rents, equipment charges, safe deposit fees, utility payments, and any bank insurance fund fees, premiums or assessments) (“Prorated Items”) that relate to both the Pre-Closing Period and the Post-Closing Period and that are not otherwise reflected in the Final Closing Statement, shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, based on the full amount of the latest available bills or statements on the basis of a three hundred sixty-five (365)-day calendar year (except to the extent accrued on a three hundred sixty (360)-day calendar year, in which case proration shall be based on a three hundred sixty (360)-day calendar year) as of the USVI Effective Time. Each of Seller and Purchaser will cooperate and provide all supporting information necessary to determine the amount and proration of such Prorated Items. Any necessary payments to reflect such proration shall be reflected in the Final Closing Statement. To the extent that any Prorated Items described in this Section 3.3(b) are not discovered or the actual amount thereof is not known prior to the final determination of the Final Closing Statement, the parties shall cooperate with one another so that Seller and Purchaser each pays its appropriate share of any such Prorated Items, depending upon whether such Prorated Items relate to the period before or after the USVI Effective Time.

(c) Except as otherwise expressly provided in this Section 3.3(c), the Final Closing Statement, and each component thereof, including the amount of the Closing Payment set forth therein, will be final and binding on the parties, unless, within thirty (30) days after receipt by Seller of the Final Closing Statement (the “Review Period”), Seller shall notify Purchaser in writing (a “Dispute Notice”) of its disagreement with any amount included therein or omitted therefrom, in each case, solely on the basis of (i) mathematical error or (ii) the Final Closing Statement or any amount therein or component thereof not being prepared or calculated in accordance with the terms of this USVI Purchase Agreement (each, a “Permitted Objection”). The Dispute Notice must be accompanied by reasonable supporting documentation and set forth in reasonable detail the basis for each Permitted Objection and the specific adjustments to the applicable items set forth in the Final Closing Statement which Seller proposes should be made. If, during the Review Period, Seller so submits a Dispute Notice, and Seller and Purchaser are unable to resolve the Permitted Objections set forth in the Dispute Notice within fifteen (15) Business Days following the receipt by Purchaser of the Dispute Notice (including all such reasonable supporting documentation), such unresolved items (the “Disputed Items”) will be referred to, promptly thereafter, and determined by a nationally recognized independent accounting firm selected by mutual written agreement of Seller and Purchaser (the “Accounting Firm”). The Accounting Firm will have authority to resolve only the Disputed Items and shall make its determination based solely on written submissions to the Accounting Firm by the parties and their respective Representatives or any oral presentations requested by the Accounting Firm but, in any event, not by independent investigation. Within ten (10) Business Days following the submission of any Disputed Items to the Accounting Firm, Seller and Purchaser shall concurrently deliver supporting documentation (in writing) to the Accounting Firm (with a copy to the other party). The parties agree that all communications with or to the Accounting Firm will include the other party and that there will be no ex parte communications with the Accounting Firm (including with the personnel of the Accounting Firm assigned to resolve such disputes) with respect to any Disputed Items. The parties shall instruct the Accounting Firm to render its decision resolving such Disputed Items within fifteen (15) Business Days after such written submissions (or, if later, the date of any oral presentation requested by the Accounting Firm), resolving only those Disputed Items specifically submitted to the Accounting Firm. In resolving any Disputed Item, the Accounting Firm: (1) will be bound by the applicable provisions set forth in this USVI Purchase Agreement, including the applicable definitions, (2) will limit its review to the Disputed Items submitted to the Accounting Firm in the written submissions of the parties hereto and shall not investigate matters independently, (3) will not undertake to resolve any dispute regarding the legal interpretation of this USVI Purchase Agreement and (4) will not assign to any individual item a value greater than the greatest value, or lower than the lowest value, for such individual item claimed by any party hereto. The fees and disbursements of the Accounting Firm will be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining Disputed Items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such Disputed Items so submitted. The parties agree that the resolution of disputes with respect to the calculations and amounts set forth in the Final Closing Statement (including the calculation of the Closing Payment and the allocation of any amounts in accordance with Section 3.3(b)) (x) will be governed, solely and exclusively, by the procedures set forth in this Section 3.3(c), except that nothing set forth in this Section 3.3(c) will preclude any party from commencing any action, suit or proceeding to compel specific performance of this Section 3.3(c) or to enforce the determination of the Accounting Firm and (y) will be conclusive and binding on the parties when rendered by the Accounting Firm, except, in each case, in the case of fraud, intentional misconduct or manifest error. Notwithstanding anything in this USVI Purchase Agreement to the contrary, the Accounting Firm will act as an expert and not an arbitrator.

(d) Within ten (10) days following the determination of the Final Closing Statement, Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect the differences between the Estimated Closing Statement and the Final Closing Statement and resulting adjustments to the calculation of the Closing Payment.

Section 3.4 Allocation of Purchase Price.

(a) Within ninety (90) days after the USVI Closing Date, Seller shall prepare and deliver to Purchaser a draft of a statement, prepared in the manner and in the form mutually agreed between Seller and Purchaser at least thirty (30) days prior to the USVI Closing (the “Form of Allocation Statement”), setting forth the calculation of the aggregate amount of consideration (including the Purchase Price and Assumed Liabilities) paid by Purchaser in respect of the Purchased Assets, and the proposed allocation of such consideration among the Purchased Assets (the “Draft Allocation Statement”). If within thirty (30) days after Purchaser’s receipt of the Draft Allocation Statement, Purchaser shall not have objected in writing to such Draft Allocation Statement, then the Draft Allocation Statement shall become final. In the event that Purchaser objects in writing within such thirty-(30) day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute and arrive at a final allocation statement. If the parties are unable to resolve any such issue by thirty (30) days after the date of receipt by Seller of the request for changes, a nationally recognized, independent accounting firm selected by mutual agreement between Seller and Purchaser shall determine the allocation of the Purchase Price and Assumed Liabilities among the Purchased Assets in accordance with the provisions of Section 3.3(c), which shall apply mutatis mutandis (the allocation statement, as becomes final, as is agreed between the parties, or as determined by the independent accounting firm, the “Final Allocation Statement”).

(b) Seller and Purchaser shall report an allocation of the aggregate amount of consideration paid by Purchaser in respect of the Purchased Assets (and in respect of the Purchased Assets acquired in respect of the Branches) in a manner entirely consistent with the Final Allocation Statement and shall not take any position inconsistent therewith in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to any Tax Returns, except as required by a final determination.

Section 3.5 Withholding.

(a) Purchaser shall be entitled to withhold any amounts (determined in Purchaser’s reasonable discretion) that are required to be withheld from the Purchase Price (including Assumed Liabilities) pursuant to Section 1445 of the Code or comparable provisions of the U.S. Virgin Islands Tax Law; provided, however, that if Seller furnishes Purchaser a duly completed and authorized withholding certificate, comparable to the certificate described in Section 1445(b)(4) of the Code and United States Treasury Regulations Section 1.1445-3, issued by the U.S. Virgin Islands Bureau of Internal Revenue and stating the amount required to be withheld, if any, with respect to the Purchase Price (a “FIRPTA Withholding Certificate”), Purchaser shall not be entitled to withhold amounts from the Purchase Price in excess of the amounts of withholding indicated as required on such FIRPTA Withholding Certificate.

(b) Except as set forth in Section 3.5(a), as of the date of this USVI Purchase Agreement, to the Knowledge of the Parties after obtaining the advice of qualified counsel in the relevant jurisdiction, there is no requirement that any Taxes are required to be withheld by any Party from any payment under this USVI Purchase Agreement (other than the withholding described in Section 3.5(a)) and, to the extent that any Party becomes aware of any such requirement (other than the withholding described in Section 3.5(a)), it will notify the other Party of such requirement at least ten (10) Business Days prior to the USVI Closing Date and provide a reasonable opportunity for such other Party to provide forms or evidence that would exempt such amounts from withholding. The applicable withholding Party shall promptly deliver to the other Party copies of any receipts provided to it by a Taxing Authority in respect of withholding Tax and any other proof reasonably requested by such other Party showing payment of any withholding Tax to the relevant Taxing Authority. Notwithstanding the foregoing, Parent, Purchaser, and any of their applicable Subsidiaries will be entitled to deduct and withhold from the Purchase Price and any amounts otherwise payable pursuant to this USVI Purchase Agreement such amounts as such entities reasonably determine are required to be deducted and withheld with respect to the making of such payment under the Code, the PR Code, or any provision of applicable Tax Law. Any amounts withheld and paid over to an applicable Governmental Authority will be treated for all purposes of this USVI Purchase Agreement as having been made to the Person in respect of which such deduction and withholding was made.

Section 3.6 Updated Schedules.

(a) On or before the tenth (10th) Business Day following the end of every second month (beginning with the end of August) between the date hereof and the USVI Closing Date, Seller shall deliver to Purchaser updated versions of the following schedules, so that they are presented as of the last day of the immediately preceding month: Assumed Contracts Schedule, Assumed Deposits Schedule, Assumed Letters of Credit Schedule, Purchased

Credit Card Accounts and Receivables Schedule and Purchased Loans Schedule. No fewer than five (5) Business Days prior to the USVI Closing Date, Seller shall deliver to Purchaser updated versions of the foregoing schedules, so that they are presented as of the last day of the immediately preceding month. The schedules referred to in this Section 3.6(a) will be prepared by Seller using the same methodologies, criteria and practices used by Seller to prepare the corresponding Schedules delivered on the date of this USVI Purchase Agreement.

(b) Within sixty (60) days after the USVI Closing Date, Purchaser shall deliver to Seller updated versions of the following schedules, so that they are presented as of the USVI Effective Time (such schedules, collectively, the “Final Schedules”): Assumed Contracts Schedule, Assumed Deposits Schedule, Assumed Letters of Credit Schedule, Purchased Credit Card Accounts and Receivables Schedule and Purchased Loans Schedule. The Final Schedules will be prepared by Purchaser using the same methodologies, criteria and practices used by Seller to prepare the corresponding Schedules delivered on the date of this USVI Purchase Agreement.

Section 3.7 Delivery of Books and Records and Other Information. Seller shall use reasonable best efforts to deliver or cause to be delivered on the USVI Closing Date (or, if not so delivered on the USVI Closing Date, Seller shall deliver or cause to be delivered as promptly as reasonably practicable after the USVI Closing Date (and, with respect to the Loan Documents, in any event not later than the thirtieth (30th) day after the USVI Closing Date)), at Seller’s cost, to Purchaser (i) copies of all Books and Records (other than Excluded Books and Records) in the possession or control of Seller or any of its Affiliates and (ii) the Loan Documents in the possession or control of Seller or any of its Affiliates (including, in the case of this clause (ii), providing endorsements with respect to title insurance policies for the Purchased Loans secured by real property). To the extent that any Books and Records or Loan Documents are not in the possession or control of Seller or any of its Affiliates (other than any Books and Records or Loan Documents that are located at the storage facility described in Section 3.7 of the Seller Disclosure Schedule (the “Storage Facility”)), Seller shall cooperate in good faith with Purchaser to deliver or cause to be delivered, on the USVI Closing Date and at Seller’s cost, to Purchaser copies of all of such Books and Records (other than any Excluded Books and Records) and Loan Documents. With respect to the Books and Records and Loan Documents located at the Storage Facility, Seller and Purchaser shall cooperate in good faith and use reasonable best efforts to seek to have such Books and Records and Loan Documents transferred from Seller’s agreements with the Storage Facility provider governing Seller’s documents maintained at the Storage Facility to Purchaser’s agreements with the Storage Facility provider governing Purchaser’s documents maintained at the Storage Facility (to the extent possible without any physical movement or relocation of any such Books and Records and Loan Documents). All costs and expenses incurred in connection with such transfer contemplated by the immediately preceding sentence shall be borne and paid by Seller, provided, that to the extent any costs and expenses are incurred in respect of the physical movement or relocation of Books and Records or Loan Documents required by the Storage Facility provider, such costs and expenses shall be borne and paid equally by Seller and Purchaser. In connection with the migration of the

Branches to the systems of Purchaser, the parties will agree on the scope of a conversion file (which shall include Transferred Business Relationship Information described in clause (2) of the definition thereof), including the time period for historical financial information and customer data, covered by the conversion file (including with respect to the Transferred Business Relationship Information described in clause (2) of the definition thereof).

ARTICLE IV

THE CLOSING

Section 4.1 Closing Time and Place.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article IX, the USVI Closing shall take place simultaneously with the Closing in accordance with the SPA, but if any such conditions are not satisfied or waived on or prior to the Closing (other than the conditions that by their terms are to be satisfied at the USVI Closing, but subject to the satisfaction or waiver of all such conditions), (1) the USVI Closing will take place on the third Business Day following the day on which the last of the conditions in Article IX (other than the conditions that by their terms are to be satisfied at the USVI Closing, but subject to the satisfaction or waiver of all such conditions) has been satisfied or waived in accordance with this USVI Purchase Agreement, or (2) at such other place, time and date as the parties hereto may mutually agree. The transactions occurring at the USVI Closing shall be deemed effective as of the USVI Effective Time.

(b) At the USVI Closing:

(1) Seller will pay, or cause to be paid to Purchaser the Closing Payment in accordance with Section 3.2(b) unless the Closing Payment is negative, in which case Purchaser will pay, or cause to be paid to Seller, the absolute value of the Closing Payment accordance with Section 3.2(b);

(2) Each of Seller and Purchaser will execute and deliver a bill of sale and assignment and assumption agreement, in substantially the form attached hereto as Exhibit 4.1(b)(2) (the “Bill of Sale and Assignment and Assumption Agreement”), evidencing the transfer to Purchaser of all of the right, title and interest of Seller and its Affiliates in and to the Purchased Assets and Purchaser’s assumption of the Assumed Liabilities;

(3) Seller will deliver to Purchaser (A) (x) a warranty deed for each parcel of the Owned Real Property (other than the Owned Real Property described in clause (y) of this Section 4.1(b)(3)) and (y) a special warranty deed for each parcel of “other real estate owned” and (B) subject to Section 3.7, (1) all of the fixed assets and other tangible personal property capable of physical delivery to the extent not located on or at the USVI Branches or Bank (including real property files and the keys to safe deposit boxes) constituting the Purchased Assets; (2) all collateral in the custody or possession of Seller or any of its Affiliates (other than the Bank Entities) relating to the Purchased Loans, the Assumed Letters of Credit or the Purchased Credit Card Accounts and Receivables and (3) all funds held in escrow (if any) with respect to all Purchased Loans;

(4) Seller will deliver to Purchaser assignments of the ATM Real Property Leases, or if requested by the applicable landlord under any ATM Real Property Lease in respect of which a landlord consent is required, written evidence of the termination of the applicable ATM Real Property Lease will be provided and Purchaser will deliver new lease agreements with the applicable landlords of such ATM Real Property Leases, in either case evidencing such landlord’s grant of the right of use or occupancy of the real property on which the applicable Purchased ATM is located; and

(5) as applicable, Seller and Purchaser will deliver the certificates referred to in Section 9.2(c) and Section 9.3(c), respectively.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Seller.

Except as Previously Disclosed, Seller represents and warrants to Purchaser, that:

(a) Organization. Seller is a Schedule I bank, duly organized, validly existing and in good standing under the Laws of Canada. Seller has all corporate (or similar) power and authority to own or lease the Purchased Assets and to operate the Business and the Branches as now operated and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where its ownership of the Purchased Assets and the operation of the Business and the Branches as now operated makes such qualification necessary, except where failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Authority; Capacity. Seller has the power and authority to enter into and perform its obligations under this USVI Purchase Agreement and any other documents and instruments executed by it pursuant hereto. The execution and delivery by Seller of this USVI Purchase Agreement and any other documents or instruments executed pursuant hereto to which Seller is or, as of the USVI Closing, will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Seller (or its applicable Affiliate) prior to the date of this USVI Purchase Agreement, and no further approvals or authorizations are required of Seller or any of its Affiliates in connection with the foregoing. This USVI Purchase Agreement has been duly executed and delivered by Seller and is a valid and legally binding obligation of Seller, and the other documents and instruments executed pursuant hereto to which Seller (or an Affiliate) is or as of the USVI Closing will be a party have been, or at the USVI Closing will be, duly executed and delivered by Seller (or its applicable Affiliate) and assuming due authorization, execution, and delivery of this USVI Purchase Agreement and the other documents and instruments executed pursuant hereto by the other parties hereto and thereto, constitute, or at the USVI Closing will constitute, valid and binding agreements of Seller (or its applicable Affiliate), enforceable against Seller (in each case, or its applicable Affiliate) in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles).

(c) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or other Person are required to be made or obtained by Seller in connection with the execution, delivery or performance by Seller of this USVI Purchase Agreement or any other documents and instruments executed pursuant hereto, or to effect the transactions contemplated hereby and thereby, except for (1) the Requisite USVI Regulatory Approvals and (2) such other consents, approvals, filings or registrations, the failure of which to be obtained would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No consent of any Branch Customer is required for the purchase, sale, assignment or assumption of the Purchased Loans, the Assumed Deposits or the Purchased Credit Card Accounts and Receivables as contemplated hereby. As of the date hereof, Seller has no Knowledge of any fact, condition or circumstance with respect to Seller that would reasonably be expected to result in the material delay or denial of any of the Requisite USVI Regulatory Approvals and consents in order to permit consummation of the transactions contemplated hereby.

(d) Non-Contravention. Subject to the receipt of the approvals and consents referred to in Section 5.1(c) and the expiration of applicable waiting periods, the execution, delivery and performance by Seller of this USVI Purchase Agreement and any other documents or instruments executed pursuant hereto, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not constitute a violation or breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of any obligation of Seller or to a loss of any benefits to which Seller is entitled under any provision of (1) Seller’s constituent documents, (2) any Law, regulation, judgment, injunction, order or decree binding upon Seller, other than violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of any Lien on any Purchased Assets, other than as a result of Purchaser’s own circumstances, or (3) any material contract to which Seller or any of its Affiliates is a party or any material license, franchise, permit or similar authorization held by Seller, other than violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of any Lien on any Purchased Assets, other than as a result of Purchaser’s own circumstances.

(e) Compliance with Law. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Branches, the Purchased Assets and the Assumed Liabilities taken as a whole, Seller: (1) is, and since January 1, 2016 has been, and the Business is, and since January 1, 2016 has been, in compliance with all Laws applicable to the Business, Purchased Assets, Assumed Liabilities and Branches; and (2) has, and at all relevant times since January 1, 2016 has had, all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease the Purchased Assets and Branches, to conduct and operate the Business and the Branches and to administer the Purchased Assets and Assumed Liabilities as conducted, operated and administered at the applicable time (collectively, “Permits”). Since January 1, 2016, all fees and assessments due and payable with respect to such Permits have been timely paid in full. Seller is, and at all relevant times since January 1, 2016 has been, in compliance with all such Permits, and all such Permits are in full force and effect and are current and no suspension or cancellation of any of them is pending or, to the Knowledge of Seller, threatened. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller’s representations and warranties under this Section 5.1(e) are not made with respect to Taxes, Tax Returns or related Tax matters.

(f) Litigation and Related Matters. Except as is not and is not reasonably expected to be, individually or in the aggregate, material to the Business, the Branches, the Purchased Assets and the Assumed Liabilities taken as a whole, no Action by or before any Governmental Authority is pending against Seller or its Affiliates, and, to the Knowledge of Seller, no such Action is threatened, in each case, concerning the Business, the Branches, any of the Purchased Assets or any of the Assumed Liabilities. There is no judgment, injunction, order, decree or regulatory restriction imposed upon, or to the Knowledge of Seller, threatened to be imposed upon the Business, any Branch, any Purchased Asset or Assumed Liability (or that, upon consummation of the transactions contemplated hereby, would apply to the Business, any Branch, any Purchased Asset or Assumed Liability) that is or would reasonably be expected to be, individually or in the aggregate, material to the Business, the Branches, the Purchased Assets and the Assumed Liabilities taken as a whole. As of the date hereof, there is no Action pending against, or to the Knowledge of Seller, threatened concerning the Purchased Assets, Assumed Liabilities or the Branches by or before any Governmental Authority which is reasonably likely, individually or in the aggregate, to prevent or materially delay the transactions contemplated hereby.

(g) No Brokers or Finders. Except for any fees that may be due and owing to Credit Suisse Securities USA LLC, which will be paid by Seller prior to the USVI Closing, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee or commission from Seller or its Affiliates in connection with the transactions contemplated by this USVI Purchase Agreement.

(h) Operations. Since October 31, 2018 until the date of this USVI Purchase Agreement, Seller has operated the Business and the Branches, and has administered the Purchased Assets and Assumed Liabilities, in the ordinary course of business consistent with past practice in all material respects. Since October 31, 2018, there has not been any event, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(i) Purchased ATMs and ATM Real Property Leases.

(1) Seller owns each of the Purchased ATMs, free and clear of all Liens, other than Permitted Liens, and, at the USVI Closing, Seller will covey to Purchaser good and valid title to the Purchased ATMs, free and clear of all Liens. There are no outstanding options, rights of first offer or refusal or other similar rights or purchase rights with respect to the Purchased ATMs.

(2) All ATM Real Property Leases, true, correct and complete copies of which have been made available to Purchaser, are valid, binding and enforceable in accordance with their respective terms and are in full force and effect. There is not under any such ATM Real Property Lease any material existing default by Seller or, to the Knowledge of Seller, any other party thereto, or any event which with notice or lapse of time would constitute such a material default and all rent and other sums and charges due and payable under such ATM Real Property Lease have been paid. Seller has not received or delivered any notice of cancellation or termination of any ATM Real Property Lease. There are no pending or, to the Knowledge of Seller, threatened, condemnation or similar proceedings affecting any real property that is subject to an ATM Real Property Lease or any portion thereof. No consent of the lessor under any ATM Real Property Lease is required to be obtained in connection with the consummation of the transactions contemplated by this USVI Purchase Agreement.

(j) Owned Real Property. Seller and its applicable Affiliates have good, valid and marketable fee simple title to the Owned Real Property (other than, with respect to marketable title, “other real estate owned”), free and clear of all Liens, other than Permitted Liens. There are no outstanding options, rights of first offer or refusal or other similar rights or purchase rights with respect to the Owned Real Property or to the Knowledge of Seller, with respect to “other real estate owned”. There are no pending or, to the Knowledge of Seller, threatened, condemnation or similar proceedings affecting the Owned Real Property (other than foreclosure proceedings with respect to “other real estate owned”) or any portion thereof. At the USVI Closing, Seller will convey good, valid and marketable fee simple title to the Owned Real Property (other than, in the case of marketable title, “other real estate owned”), free and clear of all Liens, other than Permitted Liens. The Owned Real Property (other than “other real estate owned”) and facilities located therein (1) are in reasonably good condition and repair in all material respects, subject to reasonable wear and tear, (2) have reasonable access to public roads or valid easements for such ingress and egress and (3) have access to basic utilities as sufficient to enable the Owned Real

Property (other than “other real estate owned”) to be used and operated in the manner currently being used by Seller. None of the Owned Real Property (other than “other real estate owned”) is dependent for its access, use or operation on any land, building, improvement or other property interest which is not included in the Owned Real Property (other than “other real estate owned”), including its appurtenances. Seller has a special warranty deed with a covenant against grantor’s acts (or its substantive local law equivalent) for each parcel of the Owned Real Property (other than “other real estate owned”).

(k) Intellectual Property.

(1) The operation of the business of the Branches as currently conducted, and as conducted since January 1, 2016, does not materially infringe, misappropriate or otherwise violate, and has not materially infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third Person, and there has been no claim or allegation of such asserted or, to the Knowledge of Seller, threatened (including in the form of offers or invitations to obtain a license) since January 1, 2016 against the Branches, or against Seller or its Affiliates with respect to the business of the Branches.

(2) Since January 1, 2016, no claims or allegations of infringement have been asserted or otherwise made against any Person by Seller or any of its Affiliates under any Intellectual Property with respect to the business of the Branches.

(3) Bank and Seller have taken reasonable measures to protect the confidentiality of material Trade Secrets with respect to the business of the Branches, including requiring all of the employees of the Branches having access thereto to execute a written acknowledgement of Seller’s policies and procedures relating to the use and disclosure of confidential information. To the Seller’s Knowledge (A) no such employee has violated any such policies or procedures in a manner that would be likely to result in material liability, and (B) the Branches have not experienced any material loss of Trade Secret rights.

(l) Purchased IT. To the Knowledge of Seller, and except as, individually or in the aggregate, has not had a Material Adverse Effect:

(1) the Purchased IT operates and performs as required by Seller in connection with the Branches and, to the Knowledge of Seller, the Business has not experienced any material security breaches, nor any material unauthorized access to, any of the Purchased IT; and

(2) Seller has implemented reasonable backup, security and disaster recovery technology policies and procedures with respect to the Purchased IT consistent with industry practices. The Branches and, with respect to the operation of the Business, Seller and its Affiliates are in compliance with, and since January 1, 2016, have been in compliance with, in all material respects, all applicable Laws and with their own policies, procedures and safeguards relating to Information Privacy Laws and take and have taken commercially reasonable measures to protect and maintain in all material respects the privacy, security and integrity of their information technology software, hardware, systems and networks, the Purchased IT, and any Personal Data collected by or on behalf of the Branches. No policies, procedures, or to the Knowledge of Seller, any other arrangements of Seller or its Affiliates restrict Seller with respect to the business of the Branches from using any Personal Data in connection with the business of the Branches as currently conducted by Seller. Since January 1, 2016, (x) to the Knowledge of Seller, there have been no security breaches in, and no third Person has gained unauthorized access to, any information technology software, hardware, systems and networks used in the operation of the Business, in any material respect and (y) Seller has not received any material complaints from, and has not been legally required to provide (and has not provided, whether or not legally required) any notices to, any Governmental Authority, data owners or individuals with respect to Information Privacy Laws or in connection with a loss or disclosure of, or unauthorized access to, Personal Data.

(m) Assumed Deposits. The Assumed Deposits have been originated and administered in accordance with the terms of their respective governing documents and all applicable Laws and regulations, in each case, in all material respects.

(n) Purchased Loans. All of the servicing rights with respect to the Purchased Loans are held by Bank. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Branches, the Purchased Assets and the Assumed Liabilities taken as a whole:

(1) Each Purchased Loan is evidenced by a promissory note or other evidence of indebtedness, which, together with all security agreements and guarantees, is a valid and legally binding obligation of Seller and, to the Knowledge of Seller, of the counterparty or counterparties thereto, and is enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) Each Purchased Loan (x) originally underwritten by Seller or any of its Affiliates or (y) held by Seller or any of its Affiliates (including, in the case of clauses (x) and (y), Purchased Loans held for resale or previously sold to investors) has been solicited and originated, and, in the case of clause (y), to the Knowledge of Seller, has been and is administered and, where applicable, serviced, and the relevant files are being maintained in accordance with (i) the relevant Loan Documents, (ii) in the case of any Purchased Loans originated or underwritten by Seller, Seller’s underwriting standards and with applicable Law in effect at the time such Purchased Loan was originated and (iii) in the case of any Purchased Loan held for resale to investors, the underwriting standards, if any, of the applicable investors. The Loan Documents as they relate to the Purchased Loans are enforceable in accordance with their terms.

(3) With respect to each Purchased Loan that is secured by collateral, Seller has a valid, perfected and enforceable security interest or lien in such collateral.

(4) Except for the representations and warranties set forth in this Section 5.1(n) and those set forth in Section 5.1(q), Seller does not make any representation or warranty of any kind to Purchaser relating to and Seller shall not be responsible for: (i) the sufficiency, value or collectability of the Purchased Loans or any document, instrument or agreement in the loan file, including, without limitation, documents granting Seller or any of its Affiliates a security interest in any collateral relating to a Purchased Loan, (ii) any representation, warranty or statement made by an obligor or other party in connection with any Purchased Loan or in any of the documents, instruments and agreements relating to any Purchased Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Purchased Loan or any guarantor or surety or other obligor thereof, (iv) the performance by the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Purchased Loan, or (v) inspecting any of the property, books or records of any obligor.

(o) Purchased Credit Card Accounts and Receivables.

(1) Each Purchased Credit Card Account and Receivable constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable, to the Knowledge of Seller, by the holder thereof in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles).

(2) The Purchased Credit Card Accounts and Receivables have been originated, created, maintained and serviced in compliance with applicable Law, the applicable Loan Documents and the policies and procedures of Seller or an Affiliate of Seller that owns such Purchased Credit Card Accounts and Receivables, in each case, in all material respects. The interest rates, fees and charges in connection with the Purchased Credit Card Accounts and Receivables comply with applicable Law and the applicable Loan Documents, in each case, in all material respects. The Loan Documents, as they relate to the Purchased Credit Card Accounts and Receivables are enforceable in accordance with their terms.

(3) Each Purchased Credit Card Account and Receivable relates to the extension of credit and the advancement of monies on a revolving basis and would be considered a credit card account under Regulation Z of the Board of Governors of the Federal Reserve System. None of the Purchased Credit Card Accounts and Receivables is secured by any collateral.

(4) Except as set forth in this Section 5.1(o) and Section 5.1(q), Seller does not make any representation or warranty of any kind to Purchaser relating to and Seller shall not be responsible for: (i) the sufficiency, value or collectability of the Purchased Credit Card Accounts and Receivables or any document, instrument or agreement in the loan file, (ii) any representation, warranty or statement made by an obligor or other party in connection with any Purchased Credit Card Accounts and Receivables or in any of the documents, instruments and agreements relating to any Purchased Credit Card Account and Receivable, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Purchased Credit Card Accounts and Receivables or any guarantor or surety or other obligor thereof, (iv) the performance by the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Purchased Credit Card Accounts and Receivables, or (v) inspecting any of the property, books or records of any obligor.

(p) Assumed Contracts; Assumed Letters of Credit. Seller has Previously Disclosed a true, correct and complete list of, and made available to Purchaser true, complete and correct copies of, each Assumed Contract of the type covered by clause (4) of the definition thereof and each Assumed Letter of Credit. Except with respect to (A) Purchased Loans, which are addressed in clause (n) above and (B) Purchased Credit Card Accounts and Receivables, which are addressed in clause (o) above, each Assumed Contract and Assumed Letter of Credit (1) is a valid and binding agreement of Seller and, to the Knowledge of Seller, the counterparty thereto, and is in full force and effect in all material respects, and neither Seller nor, to the Knowledge of Seller, the counterparty to such contract is in material default or breach of the terms of any such Assumed Contract or Assumed Letter of Credit; and (2) is enforceable against Seller and, to the Knowledge of Seller, is enforceable against the counterparty thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles). To the Knowledge of Seller, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or any other party thereto under any Assumed Contract or Assumed Letter of Credit. Seller has not received or delivered any notice of cancellation or termination of any Assumed Contract or Assumed Letter of Credit.

(q) Title to Assets; Transferability. Seller or one of Seller’s subsidiaries, as applicable, has good and valid title to the Purchased Assets (not including the Owned Real Property, which is covered by Section 5.1(j)), in each case, free and clear of all Liens, other than Permitted Liens. Subject to the terms and conditions of this USVI Purchase Agreement, on the USVI Closing Date, Purchaser will acquire good and valid title to, or in the case of leased Purchased Assets, a valid leasehold interest in, all of the Purchased Assets (not including the Owned Real Property, which is covered by Section 5.1(j)), free and clear of any Liens. All Purchased Loans and Purchased Credit Card Accounts and Receivables are (1) freely assignable by Seller or, to the extent any Purchased Credit Card Accounts and Receivables are held by an Affiliate of Seller as of the date hereof, will be transferred to Seller prior to the USVI Closing Date, such that, on the USVI Closing Date, such Purchased Loans and Purchased Credit Card Accounts and Receivables will be freely assignable by Seller to Purchaser, and (2) do not require the approval or consent of any borrower or any other Person to effectuate the valid assignment of the same in favor of Purchaser.

(r) Branch Employees and Benefits.

(1) Seller has Previously Disclosed, on the Branch Employees Schedule, a true, correct and complete list of the job position, identification number, geographic location, active or inactive status and (if applicable) visa category of each Branch Employee as of May 31, 2019. Within a reasonable period of time prior to the USVI Closing Date as mutually agreed by Seller and Purchaser, Seller shall update the Branch Employees Schedule to provide the name of the Branch Employees and to reflect any newly hired Branch Employees, those Branch Employees whose employment has terminated, and any other change in the other information on the Branch Employees Schedule, respectively.

(2) Seller has Previously Disclosed, on the Employee Plans Schedule, a true, correct and complete list of each material Employee Plan. For purposes of this USVI Purchase Agreement, “Employee Plan” means any employee benefit or compensation plan, program, agreement, contract or other legally binding obligation (whether or not subject to ERISA and whether written or unwritten), in each case, (x) which is sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates for the benefit of any Branch Employee (or any dependent or beneficiary thereof) or (y) with respect to which any potential liability would reasonably be expected to be borne by Seller or any of its Affiliates with respect to any Branch Employee. Employee Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, retention, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, pension, retirement, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other employee benefits or compensation of any kind.

(3) With respect to each material Employee Plan, Seller has made available to Purchaser, to the extent applicable, accurate and complete copies of (i) the Employee Plan document, including any amendments thereto (or if such Employee Plan is not in writing, a written description of such Employee Plan), (ii) the most recently prepared financial statements and actuarial report or other valuation report, (iii) the most recent summary plan description and (iv) all material non-routine correspondence to and from any Governmental Authority within the last three years.

(4) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and any trust maintained with respect thereto, has received a current determination letter from the IRS as to its qualified or tax-exempt status, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to result in the revocation of such determination, status or opinion letters.

(5) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Employee Plans (other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”)) have been maintained in compliance with their terms and applicable Laws, including ERISA and the Code.

(6) Neither Seller nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to any employee benefit plan that is (A) subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (B) a Multiemployer Plan, which, in each case, could reasonably be expected to result in liability to the Business, Purchaser or Parent.

(7) There is no Action pending, or to the Knowledge of Seller, threatened relating to an Employee Plan (other than routine claims for benefits), in each case, relating to the participation of Branch Employees (or their dependents).

(8) Neither the execution of this USVI Purchase Agreement, nor the consummation of the transactions or actions contemplated by this USVI Purchase Agreement, could, either alone or in combination with another event, (i) entitle any Branch Employee to any severance payment, change in control payment or other payment; (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due to any Branch Employee; (iii) directly or indirectly cause Seller to transfer or set aside any assets to fund any benefits under any Employee Plan; (iv) otherwise give rise to any material liability under any Employee Plan; or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(9) None of the Employee Plans obligates Seller or its Affiliates to provide any Branch Employee any life insurance or medical or health benefits after his or her termination of employment or service with Seller or its Affiliates, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(10) There are no obligations to gross-up, indemnify or otherwise reimburse any Branch Employee for any Tax incurred by such person, including under Code Section 409A or Code Section 4999, or any interest or penalty related thereto.

(s) Labor Matters.

(1) As of the date hereof, with respect to Branch Employees, Seller is not a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, no Branch Employees are represented by any labor union or like organization, and to the Knowledge of Seller, there are no, and have not been within the past three (3) years any, activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Branch Employees with respect to their employment with the Seller or its Affiliates.

(2) There is no pending or, to the Knowledge of Seller, threatened, strike, lockout, slowdown, work stoppage or other labor disputes that could interfere in any material respect with the Business or the Branches.

(3) There are no complaints, disputes or claims (including, but not limited to, any unfair labor practice claims) against Seller pending or, to the Knowledge of Seller, threatened by or with respect to any Branch Employees. In the last three (3) years, no allegations of sexual harassment have been made against any (i) officer of the Business or Branches or (ii) Branch Employee at a level of Vice President or above.

(4) Each of Seller and its Affiliates is in compliance, in all material respects, with all applicable Laws governing employment and employment practices with respect to the Branch Employees, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification, child labor, immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(5) To the Knowledge of Seller, no Branch Employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to Seller or its Affiliates relating (A) to the right of any such employee to be employed by Seller or its Affiliates or (B) to the knowledge or use of trade secrets or proprietary information.

(6) The Seller and its Affiliates are not delinquent in payments to any current or former Branch Employees for any services or amounts required to be reimbursed or otherwise paid.

(t) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller is and has, since January 1, 2016, been in compliance with all Environmental Laws in connection with the ownership, maintenance or operation of the Branches. There are no legal, administrative, arbitral or other proceedings, claims or actions pending or, to the Knowledge of Seller, threatened against Seller related to the Branches concerning any liability or obligation arising under any Environmental Law, which liability or obligation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, there have been no Releases into the Environment of any Hazardous Materials, in, on, from, under or affecting any Owned Real Property which would reasonably be expected to have a material adverse impact on such property.

(u) Taxes.

(1) (i) All income and other material Tax Returns that are required to be filed on or before the USVI Closing Date by the Branches or with respect to the Purchased Assets or Assumed Liabilities have been or will be timely filed on or before the USVI Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects; (ii) all material Taxes of the Branches or with respect to the Purchased Assets or Assumed Liabilities (whether or not shown to be due on any Tax Returns) have been or will be timely paid in full on or before the USVI Closing Date; and (iii) there are no material deficiencies asserted in writing or assessments made in writing by a relevant Taxing Authority against the Branches or with respect to the Purchased Assets or Assumed Liabilities.

(2) The Branches have complied with all applicable material information reporting and withholding requirements with respect to Taxes, and Seller has complied with all applicable material information reporting and withholding requirements with respect to Taxes with respect to the Purchased Assets and the Assumed Liabilities.

(3) There are no Liens (other than Permitted Liens) on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any material Tax.

(v) Sufficiency of Assets. Except for the assets and services provided under the Transition Services Agreement, the services provided by Bank or a third party pursuant to a Contract to which Bank is a party or any services listed on Section 5.1(v) of the Seller Disclosure Schedules, upon transfer of the Purchased Assets and the Assumed Liabilities in accordance with this USVI Purchase Agreement, and assuming the Branches are operated as branches of Purchaser in the ordinary course of business (including through the provision of support and services customarily provided by a depository institution to its branches), Purchaser will acquire all material assets (including material Contracts for the provision of services) that are necessary for Purchaser to operate the Branches in substantially the same manner as such Branches are currently operated by Seller.

(w) Books and Records. To the Knowledge of Seller, the Books and Records have been maintained accurately in accordance with past practice and in the ordinary course of business. The Books and Records have been prepared, to the extent applicable, in accordance with GAAP consistently applied throughout the periods involved (subject to normal year-end adjustments). The Sample Closing Statement Schedule was, and the Estimated Closing Statement will be, derived from the Books and Records and prepared on a consistent basis. The Sample Closing Statement Schedule accurately reflects the Net Book Value of the Purchased Assets and Assumed Liabilities as of April 30, 2019, and the Estimated Closing Statement will accurately reflect the same as of the month-end immediately prior to the USVI Closing Date. Seller does not have any liabilities (absolute or contingent) which are material to the Purchased Assets or the Assumed Liabilities that are not reflected or provided for in the Books and Records.

(x) Availability of Funds. At the USVI Closing, Seller will have sufficient immediately available funds in cash to pay when due all amounts payable by it hereunder.

Section 5.2 Representations and Warranties of Purchaser.

Except as Previously Disclosed, Purchaser represents and warrants to Seller that:

(a) Organization. Purchaser is a bank duly organized, validly existing and in good standing under the laws of Puerto Rico. Purchaser has all corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to (1) satisfy its obligations hereunder and to consummate the transactions contemplated hereby or (2) obtain reasonably promptly the Requisite USVI Regulatory Approvals.

(b) Authority; Capacity. Purchaser has the power and authority to enter into and perform its obligations under this USVI Purchase Agreement and any other documents and instruments executed by it pursuant hereto. The execution and delivery by Purchaser of this USVI Purchase Agreement and any other documents or instruments executed pursuant hereto to which Purchaser is or, as of the USVI Closing, will be a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser prior to the date of this USVI Purchase Agreement, and no further approvals or authorizations are required of Purchaser or any of Purchaser’s Affiliates in connection with the foregoing. This USVI Purchase Agreement has been duly executed and delivered by Purchaser and is a valid and legally binding obligation of Purchaser, and the other documents and instruments executed pursuant hereto to which Purchaser is or as of the USVI Closing will be a party have been, or at the USVI Closing will be, duly executed and delivered by Purchaser and assuming due authorization, execution, and delivery of this USVI Purchase Agreement and the other documents and instruments executed pursuant hereto by the other parties hereto and thereto, constitute, or at the USVI Closing will constitute, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles).

(c) Consents and Approvals.

(1) No consents or approvals of, or filings or registrations with, any Governmental Authority or other Person are required to be made or obtained by Purchaser in connection with the execution, delivery or performance by Purchaser of this USVI Purchase Agreement or the other documents contemplated hereby to which it is a party, or to effect the transactions contemplated thereby, except for (i) the filing of the applications, filings or notices in connection with obtaining the Requisite USVI Regulatory Approvals and (ii) such other consents, approvals, filings or registrations the failure of which to be obtained would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to (A) satisfy its obligations hereunder and to consummate the transactions contemplated hereby or (B) obtain reasonably promptly the Requisite USVI Regulatory Approvals. As of the date hereof, Purchaser has no Knowledge of any fact, condition or circumstance that would reasonably be expected to result in the material delay or denial of any of the Requisite USVI Regulatory Approvals and consents in order to permit consummation of the transactions contemplated hereby.

(2) There are no pending or, to the Knowledge of Purchaser, threatened disputes or controversies between Purchaser or any of its Affiliates, on the one hand, and any Governmental Authority, on the other hand, including with respect to capital requirements, that (i) would reasonably be expected to prevent or materially delay Purchaser from being able to perform its obligations under this USVI Purchase Agreement or (ii) would reasonably be expected to impair the validity or delay the consummation of this USVI Purchase Agreement or the transactions contemplated hereby. As of the date hereof, neither Purchaser nor any of its Affiliates has received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval without condition.

(3) As of the date hereof, Purchaser meets all capital or liquidity requirements, standards and ratios required by each Governmental Authority with jurisdiction over Purchaser (whether pursuant to Commonwealth or federal regulation or as otherwise applied to Purchaser). As of the date hereof, Purchaser has not received any indication that any Requisite USVI Regulatory Approval will be conditioned on any action by Purchaser prior to the USVI Closing to increase the amount of Purchaser’s capital or liquidity.

(4) As of the date hereof, Purchaser has a “Satisfactory” or better rating on its most recent Community Reinvestment Act Performance Evaluation, and, to the Knowledge of Purchaser, no fact or circumstance exists that is reasonably likely to materially negatively affect such rating.

(d) Non-Contravention. Subject to the receipt of the approvals and consents referred to in Section 5.2(c)(1) and the expiration of any applicable waiting periods, the execution, delivery and performance by Purchaser or any of its Affiliates of this USVI Purchase Agreement or the other documents contemplated hereby to which they are or as of the USVI Closing will be a party, the performance by Purchaser or any of its Affiliates of their respective obligations thereunder and the consummation by them of the transactions contemplated hereby and thereby do not constitute a violation or breach of or default under or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of any obligation of Purchaser or any of its Affiliates or to a loss of any benefits to which Purchaser or any of its Affiliates is entitled under any provision of (1) Purchaser’s or its applicable Affiliates’ constituent documents and (2) any material Contract to which Purchaser is a party and (3) any Law, regulation, judgment, injunction, order or decree binding upon Purchaser, other than violations which would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Purchaser’s or its Affiliates’ ability to (i) satisfy its obligations hereunder and to consummate the transactions contemplated hereby or (ii)obtain reasonably promptly the Requisite USVI Regulatory Approvals.

(e) Litigation and Related Matters. No Action by or before any Governmental Authority is pending against Purchaser or its Affiliates, and, to Purchaser’s Knowledge, no such Action has been overtly threatened, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to (1) satisfy its obligations hereunder and to consummate the transactions contemplated hereby or (2) obtain reasonably promptly the Requisite USVI Regulatory Approvals.

(f) Compliance with Laws and Regulations. Each of Purchaser and each of its Affiliates: (1) is in compliance with the Laws applicable to its business and (2) has conducted and is conducting its business in all material respects in compliance with all applicable Laws, except, in each case of (1) and (2), as has not had, individually or in the aggregate a material adverse effect on Purchaser’s ability to (i) satisfy its obligations hereunder and to consummate the transactions contemplated hereby or (ii) obtain reasonably promptly the Requisite USVI Regulatory Approvals.

(g) No Brokers or Finders. Except for any fees that may be due and owing to Keefe, Bruyette & Woods, Inc., which will be paid by Purchaser (or an Affiliate of Purchaser), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or its Affiliates who might be entitled to any fee or commission from Purchaser or its Affiliates in connection with the transactions contemplated by this USVI Purchase Agreement.

(h) Availability of Funds. At the USVI Closing, Purchaser will have sufficient immediately available funds to pay when due all amounts payable by it hereunder. Purchaser acknowledges that the obligations of Purchaser under this USVI Purchase Agreement are not contingent upon or subject to any conditions regarding Purchaser’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated in this USVI Purchase Agreement.

(i) Eligibility. As of the date hereof, with respect to each Purchased Asset described in clauses (1), (2), (7), (8), (9), (11), (12) and (14) of the definition of “Purchased Assets”, Purchaser satisfies, and with respect to all other Purchased Assets, to Purchaser’s Knowledge, satisfies all eligibility standards and requirements for its succession to such Purchased Asset (including any related Assumed Contracts) under all applicable Laws.

Section 5.3 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Section 5.1, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller relating to the Purchased Assets or the Branches. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD OR IN THE CASE OF ANY INDEMNIFICATION RIGHTS THAT MAY BE AVAILABLE TO PURCHASER UNDER ARTICLE VI OF THE SPA, NEITHER SELLER NOR ANY OF ITS AFFILIATES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PURCHASER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES, OR ANY USE BY PURCHASER OR ANY OF ITS AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS USVI PURCHASE AGREEMENT. PURCHASER ACKNOWLEDGES AND AGREES THAT IN MAKING ITS DECISION TO ENTER INTO THIS USVI PURCHASE AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS RELIED ON NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER, OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 5.1; PROVIDED THAT NOTHING IN THIS SENTENCE SHALL AFFECT OR LIMIT ANY CLAIM PURCHASER MAY HAVE IN RESPECT OF FRAUD.

(b) Except for the representations and warranties contained in Section 5.2, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser. SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD OR IN THE CASE OF ANY INDEMNIFICATION RIGHTS THAT MAY BE AVAILABLE TO SELLER UNDER ARTICLE VI OF THE SPA, PURCHASER AND ITS AFFILIATES WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO SELLER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO SELLER OR ANY OF ITS AFFILIATES, OR ANY USE BY SELLER OR ANY OF ITS AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO SELLER OR ANY OF ITS AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS USVI PURCHASE AGREEMENT.

SELLER ACKNOWLEDGES AND AGREES THAT IN MAKING ITS DECISION TO ENTER INTO THIS USVI PURCHASE AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS RELIED ON NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF PURCHASER, OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 5.2; PROVIDED THAT NOTHING IN THIS SENTENCE SHALL AFFECT OR LIMIT ANY CLAIM SELLER MAY HAVE IN RESPECT OF FRAUD.

ARTICLE VI

COVENANTS

Section 6.1 Access to Properties and Records Relating to the Purchased Assets and the Branches. The parties hereto acknowledge and agree that the access and information provisions set forth in Section 4.04(a) and (d) of the SPA shall govern the access to the properties and records relating exclusively to the Business, Purchased Assets, Assumed Liabilities and the Branches, mutatis mutandis.

Section 6.2 Conduct of the Business.

(a) During the period from the date of this USVI Purchase Agreement through the USVI Closing Date or earlier termination of this USVI Purchase Agreement pursuant to Section 10.1, except as (i) otherwise contemplated by the Transaction Documents, (ii) required by applicable Law, (iii) Previously Disclosed or (iv) otherwise authorized by the prior written consent of Purchaser, which consent, in the case of clauses (3) through (12) and (17) below, shall not be unreasonably withheld, conditioned or delayed, Seller shall not, and shall cause its Affiliates not to:

(1) fail to use its reasonable best efforts to operate the Business, operate the Branches, administer the Purchased Assets or administer the Assumed Liabilities in the ordinary course of business consistent with past practice;

(2) fail to use reasonable best efforts to maintain and preserve the Business and its relationships with employees and Branch Customers;

(3) except as required under applicable Law or the terms of any Employee Plan, (i) increase the compensation, bonus entitlement or severance or termination pay of any Branch Employee, except for regular annual increases in base salary or wage rate and bonus entitlement or otherwise in the ordinary course of business (e.g., promotions), (ii) pay bonuses to any Branch Employee other than for completed periods based on actual performance, (iii) increase retirement, health or welfare benefits for any Branch Employee other than routine year-end changes or other changes that do not materially increase costs, (iv) become a party to, establish, adopt, materially amend, commence participation in or terminate any material Employee Plan or any arrangement that would have been an Employee Plan had it been entered into prior to this USVI Purchase Agreement or (v) materially change any actuarial or other assumptions used to calculate or determine funding obligations with respect to any Employee Plan or change the manner in which contributions to any Employee Plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable regulatory authority;

(4) make any offer for the employment or engagement of any individual for the provision of services (x) to the Business or the Branches or (y) with respect to the administration of the Purchased Assets or the administration of the Assumed Liabilities, in each case, other than to an individual for annual compensation of less than $150,000, or terminate the employment of any Branch Employee, other than, in the ordinary course of business consistent with past practice, any termination of the employment of any Branch Employee with annual compensation of less than $150,000;

(5) enter into any collective bargaining or similar labor agreement or arrangement covering any Branch Employees or recognize or certify any labor union or other labor organization as the bargaining representative for any Branch Employees;

(6) renew, amend in any material respect or terminate any Assumed Contract, other than when such actions are made in the ordinary course of business consistent with past practice on terms that do not impose any additional material obligations on Seller, or following the USVI Closing, Purchaser;

(7) sell, transfer, mortgage, encumber or otherwise dispose of (other than write-offs or account closures in the ordinary course of business consistent with past practice) (i) any Purchased Loans, Owned Real Property, ATM Real Property Leases, Purchased ATMs, Purchased Credit Card Accounts and Receivables or (ii) any other Purchased Assets that are material to the USVI Branches;

(8) subject any of the Purchased Assets to a Lien (other than Permitted Liens or in connection with deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds”);

(9) materially change the underwriting standards or risk management policies used by the Branches, other than changes implemented on a bank-wide basis or within Seller’s international banking division;

(10) close, sell, consolidate or relocate any of the Branches;

(11) except as permitted by Section 4.24 of the SPA with respect to any Specified Action, pay, discharge, settle or compromise any Action if such payment, discharge, settlement or compromise would reasonably be expected to impose any material obligation or liability on the Business, the Purchased Assets, the Branches or the Assumed Liabilities, other than any payments, discharges, settlements or compromises in the ordinary course of business consistent with past practice that do not involve (i) equitable relief or (ii) monetary damages or settlement amounts in an amount that exceeds (1) $1,000,000 in the aggregate for all such Actions or (2) with respect to any individual Action, the amount of any specific reserves with respect to such Action as of December 31, 2018 by more than $100,000;

(12) make any new Extension of Credit that would be booked at one of the Branches and become a Purchased Loan that is (i) in excess of $1,000,000, (ii) not in the ordinary course of business consistent with past practice or (iii) inconsistent with Seller’s underwriting guidelines applicable to the Branches, a true, correct and complete copy of which have been made available to Purchaser; provided that Seller shall transmit any written request for a consent to make any new Extension or Credit (or a renewal) that is not covered by an exception above by e-mail to Purchaser’s Chief Credit Officer that shall state the principal amount of such proposed Extension of Credit and attach the loan package (with redactions of borrower names if deemed appropriate), and if Purchaser does not respond to such request for consent within forty-eight (48) hours after delivery of such e-mail, then Seller may make such Extension of Credit (including such renewal); provided, further that nothing in this clause (12) shall prevent Seller from renewing any existing Extension of Credit in the ordinary course of business if such renewal only extends the maturity date of such Extension of Credit and does not otherwise alter the terms of the Extension of Credit; provided, further that Purchaser acknowledges and agrees to treat the information provided to Purchaser pursuant to this clause (12) confidentially and not use such information in any of Purchaser’s own business or underwriting activities;

(13) other than in the ordinary course of business consistent with past practice, make any material improvements to the Owned Real Property;

(14) fail to maintain the Owned Real Property or the real property comprising the Purchased ATMs and the leased property subject to an ATM Real Property Lease in a condition substantially the same as on the date of this USVI Purchase Agreement, ordinary wear and tear excepted;

(15) other than in the ordinary course of business consistent with past practice or as determined to be necessary or advisable by Seller in the reasonable bona fide exercise of its discretion based on changes in market conditions applicable to the Branches, materially alter its interest rate, credit policies or fee pricing policies or practices with respect to the Assumed Deposits and the Purchased Loans; provided, however, that Seller shall be permitted to take such actions with respect to the Assumed Deposits to the extent reasonably deemed necessary to preserve the mix, type and aggregate amount of the Assumed Deposits;

(16) to the extent related to the Branches, the Purchased Assets or the Assumed Liabilities, make or rescind any material election relating to income Taxes or adopt or change any method of accounting in respect of income Taxes (other than any elections or changes in accounting method made by Seller on a firm-wide basis that do not increase the Taxes of Purchaser, of or with respect to the Branches, or with respect to the Purchased Assets or the Assumed Liabilities, and provided that Seller uses reasonable best efforts to minimize the applicability of any such changes to the Branches, the Purchased Assets and the Assumed Liabilities); or

(17) agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this USVI Purchase Agreement, (1) nothing in this USVI Purchase Agreement shall be construed to give Purchaser, directly or indirectly, rights to control or direct the operations of the Branches prior to the USVI Closing; and (2) prior to the USVI Closing, Seller shall exercise, consistent with the terms of this USVI Purchase Agreement, complete control and supervision over the operations of the Branches.

Section 6.3 Efforts. The parties hereto acknowledge and agree that the provisions set forth in Section 4.02 of the SPA (including without limitation Section 4.02(d) of the SPA) shall govern the efforts to be taken by each party hereto to permit the consummation of the transactions contemplated by this USVI Purchase Agreement, including obtaining all Requisite USVI Regulatory Approvals, mutatis mutandis; provided that, for clarity, with respect to this USVI Purchase Agreement, references in Section 4.02 of the SPA to “Requisite Regulatory Approvals” shall refer to Requisite USVI Regulatory Approvals.

Section 6.4 Further Assurances. Before, at and after the USVI Closing, consistent with the terms and conditions hereof, Seller and Purchaser shall and shall cause each of their respective Affiliates to, and shall use reasonable best efforts to cause their Affiliates to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as a party may reasonably require in order to carry out any of the transactions contemplated hereby. Following the USVI Closing, the parties hereto shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by applicable Law with respect to the transactions contemplated by this USVI Purchase Agreement.

Section 6.5 Notice of Changes.

(a) Purchaser shall promptly advise Seller, and Seller shall promptly advise Purchaser of (1) any change or event that would or would be reasonably likely to cause or constitute a material breach of any of Purchaser’s or Seller’s, as applicable, representations, warranties or covenants in this USVI Purchase Agreement; or (2) to the extent permitted by applicable Law and to the Knowledge of Purchaser or Seller, as applicable, any governmental complaints, any change or event, including investigations or hearings (or communications indicating that the same may be contemplated), issues with respect to receipt of the Requisite USVI Regulatory Approvals on a timely basis or the institution or the threat of significant litigation, that would prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary in this USVI Purchase Agreement, a party’s failure to comply with its obligations under this Section 6.5 shall not provide the other party with a right not to effect the transactions contemplated by this USVI Purchase Agreement, except, in each case, to the extent that the underlying material breach of a representation, warranty or covenant would independently provide such right pursuant to Article IX hereof.

Section 6.6 Confidentiality. The parties hereto acknowledge and agree that the confidentiality provisions set forth in Section 4.07 of the SPA shall govern any information shared between the parties hereto (including with respect to the terms of this USVI Purchase Agreement), mutatis mutandis.

Section 6.7 Press Releases. The parties hereto acknowledge and agree that the publicity provisions set forth in Section 4.03 of the SPA shall govern any press release, public statement or public disclosure related to this USVI Purchase Agreement, any documents or instruments executed pursuant hereto or the transactions contemplated hereby and thereby, mutatis mutandis.

Section 6.8 Non-Solicitation; Non-Compete.

(a) From the date hereof and continuing through the USVI Closing and thereafter for a period of two (2) years from the USVI Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly (whether alone or jointly with another Person) (1) solicit for employment or hire any person who is, as of the date hereof or as of the USVI Closing, a Branch Employee; provided that nothing in this Section 6.8(a) shall prohibit Seller or any of its Affiliates from (i) making general solicitations for employment not specifically targeted at the Branch Employees and hiring any person who responds as a result of such general solicitations or (ii) soliciting for employment or hiring any person who is not a Branch Employee or who is a Transferred Branch Employee but whose employment with Purchaser or any of its Affiliates has been terminated by Purchaser or its Affiliates (but not voluntarily by such person) any time after the USVI Closing, (2) solicit any customers or clients of the Branches resident or domiciled in the USVIs for retail banking or retail consumer finance products and services or (3) solicit any Branch Customer as of the USVI Closing Date, on account of his, her or its status as a customer or client of Seller (e.g., through means of a customer list), to purchase products or services available from Purchaser or any of its Affiliates from a source other than Purchaser or to reduce or refrain from doing business with Purchaser or any of its Affiliates; provided, however, that, subject to Section 6.8(b), nothing in this Section 6.8(a) shall prohibit Seller or any of its Affiliates from (x) making general solicitations for the purchase of products or services offered by Seller or any of its Affiliates and doing business with any person who either responds to such general solicitations or who contacts Seller or any of its Affiliates on his or her own initiative; or (y) soliciting for any products and services or providing any products and services to any person who is, at any given time after the USVI Closing, a customer of both Purchaser and the Branches, on the one hand, and Seller or any of its Affiliates, on the other hand.

(b) For a period of three (3) years from the USVI Closing Date (the “Restricted Period”), except as expressly permitted by this Section 6.8(b), Seller shall not, and shall cause its Affiliates not to, directly or indirectly (whether alone or jointly with another Person), (1) engage in or carry on any Restricted Activities, or (2) have any type of equity ownership in or right to acquire any equity ownership in any Person that engages in any Restricted Activities. “Restricted Activities” means (i) (x) opening and/or operating in the USVIs a branch or subsidiary of Seller or any Affiliate or a depository institution that, in either case, accepts deposits in the USVIs or (y) offering any retail banking or retail consumer finance products or services in the USVIs (excluding, for the avoidance of doubt, wealth management services to high-net worth Persons conducted by Seller or its Affiliates on a global or regional basis) (clauses (x) and (y), each a “Competitive Business”) or (ii) marketing any Competitive Business or soliciting any Persons in the USVIs for products or services offered by any Competitive Business (excluding global, national, or regional marketing campaigns conducted by Seller and not specifically targeted in the USVIs or Persons in the USVIs, including through television, radio or online marketing channels). Notwithstanding the foregoing or anything to the contrary in this USVI Purchase Agreement, this Section 6.8(b) will not prohibit or otherwise limit Seller or any of its Affiliates from (A) owning or holding a passive investment of up to 5% of the outstanding equity securities of any entity, including those engaged in Restricted Activities; (B) owning, holding or exercising, in the ordinary course of business consistent with past practice, rights of ownership with respect to any equity security in a fiduciary or agency capacity or otherwise for the benefit of a third Person; (C) continuing to engage in commercial banking or financial activities or other non-retail banking or financial activities with any Person (1) who is a current or future customer or client of Seller, (2) whose headquarters or principal place of business is not located in the USVIs and (3) with whom Seller has (or with respect to future customers, will have) a broader regional or global relationship outside of the USVIs; (D) selling any of its assets or business to any Person, including any person that engages in Restricted Activities; (E) purchasing or acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any Person engaged in Restricted Activities (an “Acquired Business”) so long as the aggregate consolidated revenues of the Restricted Activities do not exceed ten percent (10%) of such acquired Person’s total revenue in the last completed fiscal year or (F) continuing to operate any Acquired Business that Seller or any of its Affiliates purchased or acquired in accordance with clause (E) so long as, during the term of this Section 6.8(b), the aggregate consolidated revenues of the Restricted Activities of such Acquired Business do not exceed ten percent (10%) of such Acquired Business’s total revenue during any twelve (12) month period.

(c) The parties recognize that the territorial, time and scope limitations set forth in this Section 6.8 are reasonable and are properly required for the protection of the parties’ legitimate interests in client and employee relationships, goodwill and Trade Secrets. For the avoidance of doubt, in the event of a breach or threatened breach of the obligations under this Section 6.8(c) by (1) Seller or any of its Affiliates, Purchaser, in addition to all other available remedies, shall be entitled to seek specific performance to enforce the provisions of this Section 6.8(c) in accordance with Section 11.2 and (2) Purchaser or any of its Affiliates, Seller, in addition to all other available remedies, shall be entitled to seek specific performance to enforce the provisions of this Section 6.8(c) in accordance with Section 11.2.

Section 6.9 ATM Real Property Leases.

(a) Seller shall use reasonable best efforts (which will not require Seller to pay any money or other consideration, other than customary administrative charges and expense reimbursements) to cause each landlord of an ATM Real Property Lease, to the extent such landlord’s consent to the assignment of Seller’s rights and obligations as tenant in such ATM Real Property Lease to Purchaser is required under the terms of the applicable ATM Real Property Lease, to consent to the assignment and assumption of such ATM Real Property Leases by Purchaser.

(b) In the event such a consent cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Seller and Purchaser shall work in good faith to find an alternative solution, whether through a sublease agreement or otherwise, that provides Purchaser with economic and operational equivalence under the agreement for which such consent is being sought following the USVI Closing.

(c) Purchaser shall use reasonable best efforts to cooperate with Seller’s attempt to obtain each landlord’s consent, but shall not be obligated to pay any consideration or grant any concession in connection therewith.

(d) Notwithstanding anything to the contrary contained in this USVI Purchase Agreement, if Seller is unable to obtain for Purchaser the right to occupy any ATM location, whether pursuant to a consent or a sublease agreement or otherwise, Purchaser shall not be entitled to terminate this USVI Purchase Agreement, Purchaser shall remain obligated to perform all of its obligations hereunder (including, without limitation, the assumption of the Assumed Deposits), such ATM Real Property Lease shall be deemed an “Excluded Asset” and it shall not be included in the calculation of the Purchase Price to be paid by Purchaser as provided in this USVI Purchase Agreement.

Section 6.10 Restricted Assignment. Notwithstanding anything in this USVI Purchase Agreement to the contrary, this USVI Purchase Agreement will not constitute an agreement to assign any assets described in clauses (2), (3), (7) or (16) of the definition of “Purchased Assets” or other Assumed Liability, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the Authorization of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Seller or any of its subsidiaries thereunder or be contrary to applicable Law. If any such consent or approval is not obtained and an alternative arrangement is not provided for expressly in this USVI Purchase Agreement, Purchaser and Seller shall use their respective reasonable best efforts (which shall not require Seller or Purchaser to pay any money or other consideration to any person or to initiate any claim or proceeding against any person, other than customary administrative charges and expense reimbursements) to secure an arrangement reasonably satisfactory to the parties that provides Purchaser with economic and operational equivalence under the agreement for which such consent is being sought following the USVI Closing.

Section 6.11 Seller Intellectual Property. The parties hereto acknowledge and agree that the intellectual property provisions set forth in Sections 4.15(b), (c) and (d) of the SPA shall govern any Intellectual Property owned or licensed by Seller or any of its Affiliates, including the Seller Marks, with respect to the Branches, in addition to the Bank Entities.

Section 6.12 Wrong Pocket Assets. If at any time or from time to time after the USVI Closing Date, Seller or any of its Affiliates, on the one hand, or Purchaser, on the other hand, receives or otherwise possesses any asset that should belong to the other party or any of its Affiliates pursuant to this USVI Purchase Agreement, such party shall promptly transfer, or cause to be transferred, such asset to the other party so entitled thereto.

Section 6.13 Collateral Assignment and Other Documents.

(a) Seller shall deliver to Purchaser (and shall use reasonable best efforts to deliver at the USVI Closing) all signed UCC-1 financing statements and UCC-3 assignments of financing statements, endorsed notes, participations and all other documentation necessary to effect the assignment of the Purchased Loans to Purchaser. The reasonable and documented out-of-pocket costs and the reasonable expenses of preparing and filing any such documentation shall be paid by Purchaser (without adjustment to the Purchase Price).

(b) In accordance with Article 9 of the UCC, from the date hereof until the USVI Closing Date, Seller shall make all filings of continuation statements necessary to maintain perfection of security interests related to the Purchased Loans and Assumed Letters of Credit. The reasonable and documented out-of-pocket costs and the reasonable expenses of preparing and filing any such documentation shall be paid by Seller (without adjustment to the Purchase Price).

(c) Seller shall cooperate in good faith with and will assist Purchaser in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Purchased Loan sold on the USVI Closing Date in favor of Purchaser or its designated assignee as secured party or mortgagee. The reasonable and documented out-of-pocket costs and the reasonable expenses of obtaining such valid perfection of a lien or security interest in the collateral securing such Purchased Loans shall be paid by Purchaser (without adjustment to the Purchase Price).

Section 6.14 Letters of Credit.

(a) As promptly as reasonably practicable after the date hereof, the Parties shall use reasonable best efforts to obtain the consent, as applicable, of the customers under, or beneficiaries of, each Assumed Letter of Credit to assign to Purchaser all of Seller’s rights and obligations under such Assumed Letter of Credit.

(b) In the event that any Assumed Letter of Credit cannot be assigned to or replaced by Purchaser (an “Unreplaced Letter of Credit”), on the USVI Closing Date, Purchaser and Seller shall enter into a back-to-back arrangement under which (i) Seller shall continue to perform its obligations under such Unreplaced Letter of Credit, (ii) Purchaser shall issue to Seller a letter of credit in an amount equal to Seller’s aggregate potential liability with respect to all Unreplaced Letter of Credits and (iii) Purchaser shall be entitled to receive from Seller any fees or other amounts payable under the applicable Unreplaced Letter of Credit. Notwithstanding the foregoing or any other provision of this Agreement, Seller shall not be required to renew any Assumed Letter of Credit that is scheduled to expire and may, in its sole discretion, send a notification of non-renewal or termination with respect to any Unreplaced Letter of Credit or any Assumed Letter of Credit that Seller reasonably believes will become an Unreplaced Letter of Credit.

Section 6.15 Insurance.

(a) Seller will maintain in effect until the USVI Closing Date all casualty and public liability policies relating to the Branches and the Business and maintained by Seller as of the date hereof or procure substantially comparable replacement coverage and maintain such policies or replacement coverage in effect until the USVI Closing Date. In the event of any material damage, destruction or casualty affecting any Owned Real Property between the date hereof and the USVI Closing Date, Seller will take all reasonable steps to repair and restore the damaged or destroyed property (including submitting claims with applicable insurers). If such repair and restoration is not completed by the USVI Closing, then at the USVI Closing, Seller shall pay over to Purchaser the amount of the insurance proceeds collected to the extent such proceeds have not yet been applied to the repair and restoration of the Owned Real Property (and if any such proceeds have not been collected, Seller shall assign to Purchaser all its right, title and interest in and to the same).

(b) With respect to events or circumstances relating to the Business or the Purchased Assets that occurred or existed on or prior to the USVI Closing Date that may be covered by occurrence-based liability insurance policies of Seller or any of its post-USVI Closing Affiliates and any workers’ compensation insurance policies and that apply to the locations at which such businesses are operated, Purchaser may request, and if Purchaser so requests Seller shall use reasonable best efforts to, and shall cause its applicable Affiliates to use reasonable best efforts to, make claims under such policies. Seller shall, and shall cause its applicable Affiliates to, provide reasonable cooperation and assistance in the pursuit of such claims.

Section 6.16 Assignment of Mortgages and Endorsement of Notes. On the USVI Closing Date, with respect to Purchased Loans that are secured by a mortgage, Seller, at Seller’s sole cost and expense, shall deliver to Purchaser or its designee fully executed and notarized counterpart originals of an assignment of mortgage covering all of the Purchased Loans via a “blanket” assignment, or at the election of Seller, the original mortgage note duly endorsed without recourse, which assignment of mortgage or endorsement of mortgage note shall be in the name of Seller as assignor and Purchaser or its designee as assignee (“Assignment of Mortgage”). If requested by Purchaser, following the USVI Closing Date, Seller shall enter into individual Assignments of Mortgage in respect of each relevant Purchased Loan or grant Purchaser a limited power of attorney to do the same. With respect to Purchased Loans that are secured by a mortgage in excess of $250,000.00, following the USVI Closing, Seller and Purchaser shall cooperate to cause the recordation of the applicable Assignment of Mortgage after the USVI Closing Date at the applicable office of the Recorder of Deeds, the costs and expenses of which shall be split equally by Purchaser and Seller. All documentation evidencing recordation of an Assignment of Mortgage shall be delivered directly to Purchaser, and all costs of filing each Assignment of Mortgage shall be paid by Purchaser. In the event Purchaser does not receive evidence of such recordation within 30 days after the USVI Closing Date, Seller and Purchaser shall coordinate with the applicable title company to obtain such documentation. As soon as reasonably practicable after the USVI Closing (and not later than ninety (90) days thereafter), Seller shall prepare documentation reasonably necessary under applicable Law to assign to Purchaser any other collateral or security interest in respect of any Purchased Loan and, with respect to any Purchased Loans that are secured by deposit accounts, shall cooperate with Purchaser and the applicable depository institution to allow Purchaser to enter into a deposit account control agreement with respect to such deposit account. With respect to all Purchased Loans, Seller shall deliver, at the USVI Closing, a limited power of attorney granting Purchaser the authority to endorse any promissory note evidencing such Purchased Loan.

Section 6.17 Other Assets. If any asset described in clause (16) of the definition of “Purchased Assets” with a fair market value of $100,000 or more is identified by Seller prior to the USVI Closing, Seller shall notify Purchaser and Purchaser shall, at Purchaser’s sole option, either (1) elect to treat such asset as a Purchased Asset at the USVI Closing or (2) relinquish such asset as a “Purchased Asset”, in which case such asset shall be retained by Seller.

Section 6.18 Transition Services Agreement. The parties hereto acknowledge and agree that the terms of the Transition Services Agreement contemplated by the SPA will apply to the services to be provided with respect to the Branches (in addition to the services to be provided with respect to the Bank Entities and the services to be provided with respect to the Purchased Assets and Assumed Liabilities, in each case, as defined in the PR Purchase Agreement).

Section 6.19 Exclusivity. The parties hereto acknowledge and agree that the provisions set forth in Section 4.05 of the SPA shall govern with respect to the Business, Purchased Assets, Assumed Liabilities and the Branches, mutatis mutandis.

ARTICLE VII

EMPLOYMENT AND BENEFIT MATTERS

Section 7.1 Transferred Branch Employees.

(a) Within a reasonable number of days prior to the USVI Closing Date as mutually agreed by Seller and Purchaser, Purchaser shall offer employment to each Branch Employee, effective as of the USVI Closing Date (or for any Inactive Branch Employee, as of the date that such Inactive Branch Employee returns to active employment, provided that such Inactive Branch Employee presents himself or herself for active employment with Purchaser or one of its Affiliates on or before the one (1) year anniversary of the start date of such Inactive Branch Employee’s leave of absence (or such later date as such Inactive Branch Employee’s right to re-instatement under applicable Law expires)) (the USVI Closing Date or such later date, the “Hire Date”) and contingent upon the USVI Closing, with Purchaser or an Affiliate of Purchaser on terms and conditions consistent with the requirements set forth in Section 7.1(b) below. Each offer of employment made by Purchaser or one of its Affiliates that satisfies the terms and conditions set forth in this Section 7.1(a) is hereinafter referred to as a “Comparable Job Offer.” Each Branch Employee actively employed as of the USVI Closing Date (including employees on vacation, holiday, jury duty, or other similar approved absence) who accepts Purchaser’s Comparable Job Offer shall be a “Transferred Branch Employee” upon the Hire Date, and each Inactive Branch Employee shall be treated as a Transferred Branch Employee automatically upon his or her return to, or commencement of, active employment with Purchaser or one of its Affiliates; provided that such Inactive Branch Employee presents himself or herself for active employment with Purchaser or one of its Affiliates on or before the one (1) year anniversary of the start date of such Inactive Branch Employee’s leave of absence (or such later date as such Inactive Branch Employee’s right to re-instatement under applicable Law expires). “Inactive Branch Employee” means any Branch Employee who would otherwise qualify as a Transferred Branch Employee but who is not actively employed immediately prior to the USVI Closing Date (including those absent from work on account of short- or long-term disability, workers’ compensation leave or similar, military leave, or leave under the Family Medical Leave Act) and who has a right of re-instatement pursuant to applicable Law, in each case effective upon such employee’s return from any leave or other absence. Except as required by applicable Law, Seller shall cause each Transferred Branch Employee to cease participating in and accruing additional benefits or service credit under any Employee Plan, effective as of the USVI Closing Date; provided, however, that Inactive Branch Employees covered by an Employee Plan immediately prior to the USVI Closing Date may continue to participate in such plan (subject to and in accordance with the terms of such Employee Plans as in effect from time to time) until the earlier of the date such Inactive Branch Employee’s commencement of or return to active employment with Purchaser or its Affiliates, if applicable, or the date such Inactive Branch Employee ceases to be eligible for coverage. Notwithstanding the foregoing, the transfer of employment of, and the terms of each Comparable Job Offer to, each Branch Employee shall comply with applicable Laws, and Seller and Purchaser shall cooperate in good faith to take all actions required by applicable Laws to effect such transfers of employment.

(b) Except as may be required by applicable Law or this Section 7.1, Purchaser agrees that each Transferred Branch Employee shall, during the period commencing at the USVI Closing Date and ending on the first anniversary of the USVI Closing Date (or, if shorter, during the term of their employment with Purchaser and its Affiliates), be provided (1) with base salary or base wage and target annual cash bonus opportunities that are, in each case, no less favorable than the base salary or base wage and annual target cash bonus opportunities provided by Seller or its Affiliates to each such Transferred Branch Employee immediately prior to the USVI Closing and (2) severance benefits and retirement, health and welfare benefits (excluding any equity or equity-based plans, defined benefit plans and post-retirement health and welfare benefit plans) that are substantially comparable in the aggregate to those severance benefits and retirement, health and welfare benefits (excluding any equity or equity-based plans, defined benefit plans and post-retirement health and welfare benefit plans) that are generally made available by Seller or its Affiliates immediately prior to the USVI Closing. Without limiting the foregoing, Purchaser also shall maintain any other terms and conditions of employment, compensation and benefits and working conditions of any Branch Employee to the extent required by applicable Law. Except as otherwise prohibited by applicable Law, Purchaser shall assume each Transferred Branch Employee’s accrued but unused time-off entitlements, including vacation and sick leave balances, as applicable, accrued under Seller’s policies and programs immediately prior to the USVI Closing Date and/or accrued balances of paid time-off or similar programs with Seller as of the USVI Closing Date, which shall be reflected as an Assumed Liability in the calculation of the Closing Payment.

(c) If a Branch Employee does not accept Purchaser’s Comparable Job Offer, if a Transferred Branch Employee otherwise becomes entitled to notice, termination or severance payments by reason of the transactions contemplated by this USVI Purchase Agreement under the existing terms of an applicable Employee Plan or as required by U.S. or non-U.S. Law, or if a Branch Employee who otherwise does not become a Transferred Branch Employee (other than as a result of Purchaser’s failure make a Comparable Job Offer) becomes entitled to notice, termination or severance payments by reason of the transactions contemplated by this USVI Purchase Agreement, then Seller shall indemnify and hold harmless Purchaser and its Affiliates for any such notice, termination and severance payments. Seller shall reimburse Purchaser for such liabilities within thirty (30) Business Days after receipt of a written reimbursement request from Purchaser, together with supporting documentation therefor.

(d) If a Branch Employee does not receive a Comparable Job Offer and Seller or one of its Affiliates is obligated to pay notice, termination or severance payments to such Branch Employee, then Purchaser shall indemnify and hold harmless Seller for such liabilities. Purchaser shall reimburse Seller for such liabilities within thirty (30) Business Days after receipt of written reimbursement request from Seller, together with supporting documentation therefor.

(e) Seller shall retain responsibility for (i) all claims of Transferred Branch Employees under Employee Plans, and (ii) all liabilities and obligations related to agents, consultants or other independent contractors of Seller or the Business and any current or former employees of Seller or the Business other than the Transferred Branch Employees, in each case, regardless of when such liabilities arise or are incurred or reported or whether attributable to time periods or events before or after the date of this USVI Purchase Agreement. Seller shall retain responsibility for all liabilities and obligations related to the Transferred Branch Employees attributable to time periods or events before the USVI Effective Time. Purchaser and its Affiliates shall not assume any obligations under or liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or contracts pertaining to, any Employee Plan. Purchaser shall be responsible for payment of claims for pension, retirement, health, disability, worker’s compensation, life insurance and other compensation or benefits incurred by Transferred Branch Employees following the Hire Date in accordance with the provisions of Purchaser’s employee compensation and benefit plans. For the purposes of this Section 7.1(e), (1) a health claim shall be deemed to have been incurred when the medical, dental, vision or other qualifying services giving rise to the claim are performed, (2) a disability claim shall be deemed to have been incurred on the date the employee becomes disabled, (3) a workers’ compensation or similar claim shall be deemed to have been incurred on the date of the occurrence as determined under the applicable territorial regulations and (4) a life insurance claim shall be deemed to have been incurred on the date of the individual’s death.

(f) Purchaser shall use commercially reasonable efforts to (1) cause any eligibility waiting periods under any group health plans of Purchaser or its Affiliates (collectively, “New Plans”) to be waived with respect to the Transferred Branch Employees and their eligible dependents, to the extent coverage under group health plan is replacing comparable coverage under an Employee Plan in which such Transferred Branch Employee participated immediately before the USVI Closing Date (collectively, “Old Plans”), (2) cause any pre-existing conditions, exclusions or limitations under any New Plans to be waived with respect to the Transferred Branch Employees and their eligible dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans in which such Transferred Branch Employee participated immediately prior to the USVI Closing Date, (3) give each Transferred Branch Employee credit for the plan year of any New Plan in which the USVI Closing occurs towards applicable deductibles and annual out-of-pocket limits under such New Plan in which the Transferred Branch Employee participates for any eligible medical expenses incurred prior to the USVI Closing during the plan year of the Old Plan in which the USVI Closing occurs for which payment has been made, as if such amounts had been paid in accordance with such New Plan, and (4) give each Transferred Branch Employee service credit for such Transferred Branch Employee’s employment with Seller and its Affiliates for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of Purchaser and its Affiliates (including vacation accrual and severance benefit determinations), as if such service had been performed with Purchaser or the applicable Affiliate, except under defined benefit pension plans, under retiree medical plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(g) As of the USVI Closing Date, Seller shall fully vest the applicable Transferred Branch Employees in their account balances under the applicable Employee Plans that are qualified cash or deferred arrangements within the meaning of Section 401(k) of the Code. As of the USVI Closing Date, Seller shall fully vest the applicable Transferred Branch Employees in all Employee Plans that provide for equity or equity-based compensation.

(h) Prior to the USVI Effective Time and thereafter (as applicable), Purchaser shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Purchaser or an Affiliate of Purchaser (the “Purchaser 401(k) Plan”) to permit each participating Transferred Branch Employee who participates in a Seller 401(k) Plan to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Transferred Branch Employee from Seller 401(k) Plan to the Purchaser 401(k) Plan. Seller and Purchaser shall cooperate to take any and all commercially reasonable actions needed to permit each Transferred Branch Employee with an outstanding loan balance under the Seller 401(k) Plan as of the USVI Effective Time to continue to make scheduled loan payments to the Seller 401(k) Plan after the USVI Effective Time, pending the distribution and in-kind rollover of the notes evidencing such loans from the Seller 401(k) Plan to the Purchaser 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans. Each Transferred Branch Employee shall become a participant in the Purchaser 401(k) Plan on the Hire Date (giving effect to the service crediting provisions of Section 7.1(f)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.

(i) Prior to the USVI Closing, prior to making any written or oral communications to the Branch Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this USVI Purchase Agreement, Purchaser shall provide Seller with a copy of the intended communication, Seller shall have a reasonable period of time to review and comment on the communication, and Purchaser shall consider any such comments in good faith.

(j) Nothing contained in this USVI Purchase Agreement is intended to (1) be treated as an amendment of any particular Employee Plan; (2) prevent Seller, Purchaser or any of their respective Affiliates from amending or terminating any of their benefit plans in accordance with their terms; (3) prevent Purchaser or any of its Affiliates, after the USVI Effective Time, from terminating the employment of any Transferred Branch Employee; or (4) create any third-party beneficiary rights in any Branch Employee, or any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Branch Employee by Seller, Purchaser or any of their respective Affiliates or under any benefit plan which Seller, Purchaser or any of their respective Affiliates may maintain.

(k) Seller and its Affiliates shall use their reasonable best efforts to ensure that any foreign national who requires a visa in order to work for the Purchaser in his or her current position may continue to work in such position as a Transferred Employee following the USVI Closing Date, or, as applicable, the date such Branch Employee’s employment transfers to the Purchaser if after the USVI Closing Date, which efforts may include, but not be limited to, amending current visa petitions to properly reflect any new employing entity or position prior to the USVI Closing. To the extent required by Law to be employed by the Purchaser, the Purchaser shall employ those Transferred Employees who are foreign nationals working in the United States in non-immigrant status and those Transferred Employees for whom there are pending or approved I-140 immigrant petitions as of the USVI Closing Date (collectively, the “Alien Employees”), under terms and conditions such that the Purchaser qualifies as a “successor employer” under applicable United States immigration laws effective as of the USVI Closing Date, including, but not limited to, 8 U.S.C. 1184(c)(10). As of the day after the USVI Closing Date, the Purchaser agrees to assume all immigration-related liabilities and responsibilities under applicable United States immigration laws with respect to such Alien Employees.

ARTICLE VIII

TAX MATTERS

Section 8.1 Cooperation. Each party hereto shall, and shall cause its Affiliates to, provide to the other party hereto, as promptly as practicable, such cooperation, documentation and information relating to the Branches (including access to books and records, employees, contractors and representatives) as either of them reasonably may request in: (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article VIII or a right to refund of Taxes, (c) conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority or (d) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Taxes relating to the Branches for Tax periods ending on or prior to the USVI Closing Date until the later of (1) the expiration of the statute of limitations for the Tax periods to which the Tax Returns or other documents relate or (2) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Notwithstanding anything to the contrary contained in this USVI Purchase Agreement, neither Seller nor any of its Affiliates shall be required to disclose to Purchaser or any of its agents any information contained on a consolidated, combined, affiliated, unitary or other Tax Return which does not pertain to (i) the Branches or (ii) (x) the Purchased Assets or (y) the Assumed Liabilities.

Section 8.2 [RESERVED].

Section 8.3 Transfer Taxes.

(a) All Transfer Taxes that are payable or that arise as a result of the consummation of the purchase and sale of the Purchased Assets contemplated by this USVI Purchase Agreement shall be borne equally by the Seller and Purchaser. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party or parties primarily or customarily responsible under applicable Law for filing such Tax Returns, and each party agrees to cooperate in respect of the filing of such Tax Returns.

(b) The Parties shall cooperate in good faith in seeking a refund of any Transfer Taxes pursuant to Section 8.3.

(c) To the extent necessary to determine the amount of any Transfer Taxes described in Section 8.3(a) that are required to be paid prior to the determination of the Final Allocation Statement, the Parties shall reasonably agree on an allocation of the relevant portion of the Purchase Price among the relevant Purchased Assets, in a manner consistent with the Form of Allocation Statement, that shall be used for determining the amount of any Transfer Taxes.

Section 8.4 Income Tax Elections.

(a) The restrictive covenants contained in Section 6.8 (the “Restrictive Covenants”) are being granted to maintain and preserve the fair market value of the Purchased Assets transferred by Seller to Purchaser pursuant to this USVI Purchase Agreement. Seller and Purchaser acknowledge and agree that: (i) no proceeds shall be received or receivable by Seller or any other Person for granting the Restrictive Covenants; and (ii) the Restrictive Covenants are integral to this USVI Purchase Agreement. At the request of and at the expense of Seller (such expenses to include only out-of-pocket expenses of Purchaser), Seller and Purchaser agree, where applicable, to jointly elect pursuant to paragraph 56.4(7)(g) of the Income Tax Act (Canada) (and any equivalent provision under any applicable provincial Tax legislation) with respect to the Restrictive Covenants, and to jointly file the prescribed form within the prescribed time provided for in the Income Tax Act (Canada) (and such applicable provincial Tax legislation). Seller and Purchaser agree to execute and file all necessary documents and instruments to give effect to the election referred to in this Section 8.4.

(b) At the request of and at the expense of Seller (such expenses to include only out-of-pocket expenses of Purchaser), in accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, Seller and Purchaser shall make and file, in a timely manner, a joint election(s) to have the rules in section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the accounts receivable that are the subject of such election, and shall designate therein that portion of the Purchase Price allocated to the accounts receivable that are the subject of such election in accordance with the procedures set out in Section 3.4 of this USVI Purchase Agreement as the consideration paid by Purchaser to Seller. Seller and Purchaser shall prepare and file their respective Tax Returns in a manner consistent with such election.

(c) Nothing in this Section 8.4 shall require Purchaser to (1) register for any tax accounts in Canada, which registration would cause Purchaser to become Tax resident in Canada, (2) file any Tax Returns (other than the specific elections contemplated in this Section) in Canada or (3) otherwise be subject to Taxes in Canada.

Section 8.5 Coordination. Notwithstanding anything in this USVI Purchase Agreement to the contrary, in the event there is a conflict between this Article VIII and any provision of any other article of this USVI Purchase Agreement, this Article VIII shall control.

Section 8.6 Tax Treatment of Payments. Purchaser, Seller and their respective Affiliates shall treat any and all payments under this Article VIII or Section 6.02(a)(4)(D)-(E) of the SPA as an adjustment to the Purchase Price for Tax purposes, unless they are required to treat such payments otherwise by applicable Tax Laws.

Section 8.7 Allocation of Certain Taxes. In the case of any Straddle Period, (a) the amount of ad valorem (real property and personal property) Taxes and other Taxes not described in clause (b) below for the portion of the Straddle Period that ends on the USVI Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the USVI Closing Date and the denominator of which is the number of days in such Straddle Period, and (b) the amount of any sales or use Taxes, value-added Taxes, employment related Taxes, withholding Taxes and Taxes based on or measured by income, receipts or profits of the Branches (or, with respect to the Purchased Assets or Assumed Liabilities, Seller) for the portion of a Straddle Period ending on the USVI Closing Date shall be determined based on an interim closing of the books on the USVI Closing Date.

ARTICLE IX

CLOSING CONDITIONS

Section 9.1 Conditions to Each Party’s Obligations under this USVI Purchase Agreement. The respective obligations of each of Seller and Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment or written waiver by Seller and Purchaser prior to the USVI Closing of each of the following conditions:

(a) All Requisite USVI Regulatory Approvals shall have been obtained and shall be in full force and effect and all related waiting periods required by applicable Law shall have expired or been terminated early.

(b) No relevant Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated hereby.

(c) The Stock Sale and the other transactions contemplated by the SPA shall have been consummated either substantially contemporaneously with or prior to the USVI Closing.

Section 9.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated hereby is also subject to the fulfillment or written waiver by Seller, prior to the USVI Closing, of each of the following conditions:

(a) The representations and warranties of Purchaser set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(g) shall be true and correct in all respects (except for any de minimis breach), in each case as of the date of this USVI Purchase Agreement and as of the USVI Closing Date as though made on and as of the USVI Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Purchaser set forth in Section 5.2 shall be true and correct as of the date of this USVI Purchase Agreement and as of the USVI Closing Date as though made on and as of the USVI Closing Date, except (1) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date; and (2) where the failure, individually or in the aggregate, of such representations and warranties to be so true and correct (and, if the (x) Closing and (y) PR Closing are to occur substantially contemporaneously with the USVI Closing, when taken together with the failure, individually or in the aggregate, of the representations and warranties referenced in the last sentence of Section 5.02(a) of the SPA and Section 8.2(a) of the PR Purchase Agreement to be so true and correct as of the Closing) has not had, and would not reasonably be expected to have, a material adverse effect on Purchaser’s ability to satisfy its obligations hereunder and to consummate the transactions contemplated hereby (disregarding for purposes of this clause (2) any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect).

(b) Purchaser shall have complied with or performed in all material respects all obligations required to be complied with or performed by it under this USVI Purchase Agreement at or prior to the USVI Closing.

(c) Seller shall have received a certificate dated as of the USVI Closing Date and validly executed on behalf of Purchaser by an appropriate senior officer certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.

Section 9.3 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated hereby is also subject to the fulfillment or written waiver by Purchaser, prior to the USVI Closing, of each of the following conditions:

(a) The representations and warranties of Seller set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(g) shall be true and correct in all respects (except for any de minimis breach), in each case as of the date of this USVI Purchase Agreement and as of the USVI Closing Date as though made on and as of the USVI Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of Seller set forth in Section 5.1(q) shall be true and correct in all material respects as of the date of this USVI Purchase Agreement and as of the USVI Closing Date as though made on and as of the USVI Closing Date. All other representations and warranties of Seller set forth in Section 5.1 shall be true and correct as of the date of this USVI Purchase Agreement and as of the USVI Closing Date as though made on and as of the USVI Closing Date, except (1) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date; and (2) where the failure, individually or in the aggregate, of such representations and warranties to be so true and correct (and, if the (x) Closing and (y) PR Closing are to occur substantially contemporaneously with the USVI Closing, when taken together with the failure, individually or in the aggregate, of the representations and warranties referenced in the last sentence of Section 5.03(a) of the SPA and Section 8.3(a) of the PR Purchase Agreement to be so true and correct as of the Closing) has not had, and would not reasonably be expected to have, a Material Adverse Effect (disregarding for purposes of this clause (2) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect).

(b) Seller shall have complied with or performed in all material respects all obligations required to be complied with or performed by it under this USVI Purchase Agreement at or prior to the USVI Closing.

(c) Purchaser shall have received a certificate dated as of the USVI Closing Date and validly executed on behalf of Seller by an appropriate senior officer of Seller certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d) No Governmental Authority shall have imposed or conditioned any Requisite USVI Regulatory Approval upon any Burdensome Condition.

ARTICLE X

TERMINATION

Section 10.1 Termination. This USVI Purchase Agreement may be terminated at any time prior to the USVI Closing as follows:

(a) by written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser, if the SPA has been terminated in accordance with its terms by the Party seeking to terminate this USVI Purchase Agreement under this Section 10.1(b);

(c) by either Seller or Purchaser, by giving written notice of such termination to the other Party, if any condition to such terminating Party’s obligations hereunder has not been satisfied or waived and the USVI Closing shall not have occurred on or prior to March 26, 2020 (the “USVI Outside Date”); provided that the terminating party pursuant to this Section 10.1(c) is not then in material breach of its representations, warranties, covenants or obligations under the SPA or this USVI Purchase Agreement; provided, further that (x) if the USVI Closing shall not have occurred prior to such date and all the conditions to the USVI Closing, other than the conditions set forth in Section 9.1(a), shall have been satisfied or shall be capable of being satisfied at such time and the extending party is not then in material breach of any of its representations, warranties, covenants or obligations set forth herein or in the SPA, the USVI Outside Date may be extended on one occasion by Seller or Purchaser by written notice to the other Party to June 26, 2020 and such date, if and as so extended, shall be the USVI Outside Date and (y) if the Outside Date is extended under Section 7.01(b) of the SPA, then the USVI Outside Date shall automatically be extended to the same date as the extended Outside Date;

(d) by Purchaser (provided Purchaser is not then in material breach of any of its representations, warranties, covenants or obligations set forth herein or in the SPA), if Seller has breached any representation or warranty or any such representation or warranty becomes untrue, or breached or failed to perform any covenant or agreement, contained in this USVI Purchase Agreement or the SPA, which breach, failure to be true, or failure to perform (in the case of any representation or warranty, taken together with all breaches, failures to be true or inaccuracies with respect to any representations and warranties of Seller set forth in the SPA), would give rise to a failure of the conditions set forth in Section 9.3(a) or Section 9.3(b) and is not capable of being cured within the earlier of (1) thirty (30) days after written notice thereof is given by Purchaser to Seller and (2) the USVI Outside Date (as such date may be extended in accordance with the terms of this USVI Purchase Agreement); or

(e) by Seller (provided Seller is not then in material breach of any of its representations, warranties, covenants or obligations set forth herein or in the SPA), if Purchaser has breached any representation or warranty or any such representation or warranty becomes untrue, or breached or failed to perform any covenant or agreement, contained in this USVI Purchase Agreement or the SPA, which breach, failure to be true, or failure to perform (in the case of any representation or warranty, together with all breaches, failures to be true or inaccuracies with respect to the representations and warranties of Purchaser set forth in the SPA), would give rise to a failure of the conditions set forth in Section 9.2(a) or Section 9.2(b) and is not capable of being cured within the earlier of (1) thirty (30) days after written notice is given by Seller to Purchaser and (2) the USVI Outside Date (as such date may be extended in accordance with the terms of this USVI Purchase Agreement).

Section 10.2 Effect of Termination.

(a) Except as provided in paragraph (b) below, if this USVI Purchase Agreement is terminated in accordance with this Article X, this USVI Purchase Agreement shall thereafter become void and have no effect, and none of Parent, Purchaser or Seller shall have any liability to each other or their respective Affiliates, directors, officers, shareholders, partners, agents or employees in connection with this USVI Purchase Agreement, except that (1) the obligations of the parties contained in Section 6.6, this Section 10.2, Article XI and any relevant definitions shall survive any termination of this USVI Purchase Agreement and (2) termination will not relieve any party from liability or damages arising out of its fraud or intentional breach of any provision of this USVI Purchase Agreement occurring prior to termination.

(b) If this USVI Purchase Agreement is terminated by Purchaser or Seller pursuant to Section 10.1(c) and, at the time of such termination, (1) the condition to the USVI Closing set forth in Section 9.1(a) has not been satisfied or waived in writing, (2) all the other conditions to the USVI Closing set forth in Section 9.1 and Section 9.3 shall have been satisfied (or are capable of being satisfied) or waived in writing, and (3) the Closing under the SPA has not occurred, then Purchaser shall promptly, but in no event later than two (2) days after the date of such termination, reimburse Seller for all reasonable and documented out-of-pocket fees, expenses and costs expended or incurred by it and its Affiliates in connection with the transactions contemplated by this USVI Purchase Agreement or the termination of this USVI Purchase Agreement, including in respect of counsel and financial advisors; provided that Purchaser shall not be required to reimburse Seller more than $2,000,000.00, in the aggregate, under Section 7.02(b) of the SPA, this Section 10.2(b) and Section 9.2(b) of the PR Purchase Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Exclusive Remedy. Except as otherwise specifically provided in this USVI Purchase Agreement or in the case of fraud or intentional misconduct, the remedies provided in Article VI of the SPA shall be the exclusive monetary damage remedies of the parties hereto from and after the USVI Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement of this USVI Purchase Agreement except as to calculation and final determination of the Final Closing Statement, as to which Section 3.3 shall control exclusively. The remedies that may be available to a party hereto under Section 8.09 of the SPA shall not be limited by the foregoing.

Section 11.2 Miscellaneous. The provisions of Article VIII of the SPA are incorporated by reference herein mutatis mutandis, except that Section 8.12 of the SPA, as applied herein, shall be subject to Section 3.3(c).

Section 11.3 SPA Closing. If the USVI Closing does not occur substantially contemporaneously with the Closing, then the definition of “Material Adverse Effect” under this USVI Purchase Agreement will be as follows:

“Material Adverse Effect” means, as the case may be, any event, change, development, occurrence, or effect that:

(a) is material and adverse to the business or condition (financial or otherwise) of the Purchased Assets and the Assumed Liabilities (taken as a whole); or

(b) would materially impair the ability of Seller to perform its obligations under this USVI Purchase Agreement or otherwise materially impede or delay the consummation of the transactions contemplated by this USVI Purchase Agreement;

provided that, in determining whether a Material Adverse Effect has occurred with respect to clause (a), there shall be excluded any event, change, development, occurrence or effect to the extent attributable to or resulting from (1) changes occurring after the date of this USVI Purchase Agreement of any type in general economic conditions or in equity or debt market conditions, including trading levels and volatility in any capital market; (2) changes occurring after the date of this USVI Purchase Agreement in the financial services industry in general and changes occurring after the date of this USVI Purchase Agreement affecting financial institutions in the USVIs in particular; (3) changes occurring after the date of this USVI Purchase Agreement in GAAP or regulatory accounting requirements or authoritative interpretations thereof; (4) changes occurring after the date of this USVI Purchase Agreement in applicable Law or the interpretation or enforcement thereof by Governmental Authorities; (5) changes occurring after the date of this USVI Purchase Agreement in economic, business, credit or financial conditions or trends generally affecting the banking sector in the United States and its territories generally, and in the USVIs in particular, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, and in the USVIs in particular, as well as changes after the date of this USVI Purchase Agreement to any previously applied asset marks resulting therefrom; (6) the announcement or performance of this USVI Purchase Agreement or the transactions contemplated hereby; (7) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof; (8) changes occurring after the date of this USVI Purchase Agreement in national or international political or social conditions, including the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency, including in the USVIs, or war, or the escalation after the date of this USVI Purchase Agreement of such an engagement, or the occurrence after the date of this USVI Purchase Agreement of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (including the USVIs); (9) actions or omissions of Seller or its Affiliates (including the Bank Entities) that are required to be taken by Seller or its Affiliates by this USVI Purchase Agreement or actions, or effects of actions, taken by Seller or any of its Affiliates or the Bank Entities that are taken at the written direction of or with the prior written consent of Purchaser or its Affiliates; or (10) natural disasters, epidemics or “acts of God,” in each case, occurring after the date of this USVI Purchase Agreement; provided that, in the case of clauses (1), (2), (3), (4), (5), (8) and (10) only, if such event, change, development, occurrence or effect is disproportionally adverse to the Purchased Assets and the Assumed Liabilities (taken as a whole) as compared to the assets and liabilities of other banking institutions operating in the business and locations in which the Branches operate, then the disproportionate aspects of such event, change, development, occurrence or effect will be taken into account in determining whether a Material Adverse Effect has occurred.

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IN WITNESS WHEREOF, each of the parties hereto has caused this USVI Purchase Agreement to be duly executed as of the date first above written.

THE BANK OF NOVA SCOTIA

By:	/s/ Ignacio Deschamps
	Name:	Ignacio Deschamps
	Title:	Group Head International Banking & Digital Transformation

ORIENTAL BANK

By:	/s/ José R. Fernández
	Name:	José R. Fernández
	Title:	President, CEO & Vice Chairman of the Board

OFG BANCORP

By:	/s/ José R. Fernández
	Name:	José R. Fernández
	Title:	President, CEO & Vice Chairman of the Board

[Signature Page to the Sale and Purchase Agreement (USVI)]